     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1996
                                                     REGISTRATION NO. 333-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                            NEWPARK RESOURCES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                  72-1123385
    (STATE OR OTHER JURISDICTION OF            (I.R.S. EMPLOYER IDENTIFICATION
    INCORPORATION OR ORGANIZATION)                          NO.)

                        3850 NORTH CAUSEWAY, SUITE 1770
                           METAIRIE, LOUISIANA 70002
                                (504) 838-8222
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                           JAMES D. COLE, PRESIDENT
                            NEWPARK RESOURCES, INC.
                        3850 NORTH CAUSEWAY, SUITE 1770
                           METAIRIE, LOUISIANA 70002
                                (504) 838-8222
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  Copies to:

       BERTRAM K. MASSING, ESQ.                  ROBERT F. GRAY, JR.
         ERVIN, COHEN & JESSUP               FULBRIGHT & JAWORSKI L.L.P.
        9401 WILSHIRE BOULEVARD               1301 MCKINNEY, SUITE 5100
    BEVERLY HILLS, CALIFORNIA 90212           HOUSTON, TEXAS 77010-3095
            (310) 281-6366                         (713) 651-5100

                               ----------------

  Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                    PROPOSED    PROPOSED
                                                     MAXIMUM    MAXIMUM
     TITLE OF EACH CLASS OF                         OFFERING   AGGREGATE
         SECURITIES TO BE            AMOUNT TO BE   PRICE PER   OFFERING      AMOUNT OF
            REGISTERED              REGISTERED(1)    UNIT(2)    PRICE(2)   REGISTRATION FEE
- -------------------------------------------------------------------------------------------
Common Stock, $.01 par value.....  3,450,000 shares  $36.25   $125,062,500     $43,125
- -------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------

(1) Includes 450,000 shares subject to the over-allotment option granted to the Underwriters.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and the other to be used in connection with a concurrent offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical in all respects except that they contain different front, inside front and back cover pages, miscellaneous different pages and different descriptions of the plan of distribution (contained under the caption "Underwriting" in the U.S. Prospectus and "Subscription and Sale" in the International Prospectus), and the International Prospectus contains an additional section under the caption "Certain United States Tax Consequences to Non-United States Holders".

  The form of the U.S. Prospectus is included herein and is followed by those pages to be used in the International Prospectus which differ from, or are in addition to, those in the U.S. Prospectus. Each of the pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus".

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE   , 1996

                                3,000,000 Shares

                            Newpark Resources, Inc.
                                  Common Stock
                                ($.01 par value)

                                   --------

All the  shares of Common  Stock of Newpark  Resources, Inc. ("Newpark"  or the
 "Company") offered hereby are being sold by the Company. Of the 3,000,000 shares of Common Stock being offered, 2,550,000 shares are initially being offered in the United States and Canada (the "U.S. Shares") by the U.S. Underwriters (the "U.S. Offering"), and 450,000 shares are initially being
   concurrently  offered   outside  the   United  States   and  Canada   (the
   "International Shares") by the Managers (the "International Offering" and, together with the U.S. Offering, the "Offering"). The offering price and underwriting discounts and commissions of the U.S. Offering and the International Offering are identical.

 A  substantial portion of the  net proceeds of the  Offering will be used  to fund  the acquisition of  certain of the assets  of Campbell Wells,  Ltd.
     (the  "Acquisition").   The  closing  of  the  Offering   will  occur
       concurrently with,  and is conditioned  upon, the closing  of the
                      Acquisition. See "The Acquisition".

    Newpark's Common  Stock is listed on the New York  Stock Exchange under the symbol  "NR". On  June 11, 1996,  the reported  last sale price of  the Common  Stock on  The New  York Stock
                 Exchange Composite Tape was $36.875 per share.

                                   --------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                   --------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                            Underwriting
                                               Price to    Discounts and   Proceeds to
                                                Public      Commissions     Newpark(1)
                                            ------------  --------------  -------------
Per Share..................................     $              $              $
Total(2)...................................   $              $              $

(1) Before deduction of expenses payable by Newpark estimated at $           .
(2) Newpark has granted the U.S. Underwriters and the Managers an option, exercisable by CS First Boston Corporation for 30 days from the date of this Prospectus, to purchase a maximum of 450,000 additional shares to cover over-allotments of shares. If the option is exercised in full, the
    total Price to Public will be $       , Underwriting Discounts and
    Commissions will be $        and Proceeds to Newpark will be $       .

                                   --------

  The U.S. Shares are offered by the several U.S. Underwriters when, as and if issued by Newpark, delivered to and accepted by the U.S. Underwriters and subject to their right to reject orders in whole or in part. It is expected
that the U.S. Shares will be ready for delivery on or about       , 1996.

CS First Boston
          Deutsche Morgan Grenfell
                    The Robinson-Humphrey Company, Inc.
                                                       Jefferies & Company, Inc.

                  The date of this Prospectus is      , 1996.

                                   [PICTURES]

  IN CONNECTION WITH THIS OFFERING, CS FIRST BOSTON, ON BEHALF OF THE U.S. UNDERWRITERS AND THE MANAGERS, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN SHARES OF COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

                             AVAILABLE INFORMATION

  Newpark is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained from the Public Reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and on the World Wide Web at "http://www.sec.gov". Newpark's Common Stock is traded on the New York Stock Exchange, and such reports and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

  Newpark has filed with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. Any interested parties may inspect the registration statement, without charge, at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and any interested parties may obtain copies of all or any part of the registration statement from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Newpark's Annual Report on Form 10-K for the year ended December 31, 1995 filed by Newpark with the Commission is incorporated by reference into this Prospectus.

  All documents filed by Newpark pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified, to constitute a part of this Prospectus.

  Newpark will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to Ms. Edah Keating, Corporate Secretary, Newpark Resources, Inc., 3850 North Causeway, Suite 1770, Metairie, Louisiana 70002, or by telephone at (504) 838-8222.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. Unless otherwise indicated, (i) all information in this Prospectus assumes that the Underwriters' over-allotment option has not been exercised, (ii) all references in this Prospectus to "Newpark" or the "Company" include Newpark's subsidiaries, unless the context otherwise requires, and (iii) all share and per share data in this Prospectus have been adjusted to reflect the 5% stock dividend paid by Newpark effective December 1995.

                                  THE COMPANY

  Newpark is a leading provider of integrated environmental services to the oil and gas exploration and production industry in the U.S. Gulf Coast area, principally in Louisiana and Texas. These services are concentrated in three key product lines: (i) processing and disposal of nonhazardous oilfield waste ("NOW"); (ii) processing and disposal of similar oilfield waste that is contaminated with naturally occurring radioactive material ("NORM"); and (iii) mat rental services in which patented prefabricated wooden mats are used as temporary worksites in oilfield and other construction applications.

  Over the past few years, Newpark has benefited from a stricter regulatory environment surrounding the exploration for and the production of oil and gas. In addition, Newpark's primary U.S. Gulf Coast service area is experiencing increased oil and gas exploration and production activities. Consequently, Newpark's sales increased to $98 million in 1995, from $56.3 million in 1993, and net earnings increased to $12.2 million in 1995, compared to $2.4 million in 1993. Including the Campbell Wells, Ltd., operations to be acquired by Newpark concurrently with the closing of this Offering, Newpark would have had, on a pro forma basis, 1995 sales of $116.8 million and 1995 net earnings of $16.5 million, without taking into account the full benefit of potential cost savings resulting from the Acquisition.

OILFIELD WASTE DISPOSAL AND OTHER ENVIRONMENTAL SERVICES

  Newpark collects, processes and disposes of oilfield waste, primarily NOW and NORM. Newpark also treats NOW at the well site, remediates waste pits and provides general oilfield services. In its NOW processing and disposal business, Newpark processes the majority of the NOW received at its facilities for injection into environmentally secure geologic formations deep underground and creates from the remainder a product which is used as intermediate daily cover material or cell liner and construction material at municipal waste landfills. Since the fourth quarter of 1994, Newpark has provided processing and disposal of NOW waste that is contaminated with NORM by processing the waste into NOW for injection disposal into wells owned by Newpark. On May 21, 1996, Newpark was issued a license from the State of Texas authorizing the direct injection of NORM into disposal wells at Newpark's Big Hill, Texas, facility. The direct injection of NORM permitted under the new license expands Newpark's NORM disposal capacity and significantly reduces the amount of pre-injection processing and chemicals required, thereby reducing Newpark's cost of disposal. On June 10, 1996, Newpark amended an agreement with a major oil company to provide for a NORM waste disposal project, which Newpark estimates will require disposal of more than 200,000 barrels of NORM and related NOW and generate revenues of approximately $10 million over the first 12 months of the project.

  Newpark also provides industrial waste management, laboratory and consulting services for the customers of its NOW and NORM services. Newpark's offsite waste processing operations utilize a combination of proprietary preparation technology to blend the waste into an injectable slurry and specific underground geology into which the slurry is injected.

MAT RENTAL

  Newpark uses a patented interlocking wooden mat system to provide temporary worksites in unstable soil conditions typically found along the U.S. Gulf Coast. Prior to 1994, Newpark's mat rental services were provided primarily to the oil and gas exploration and production industry. In 1994, Newpark began marketing these temporary worksites to other industries. Increasing environmental regulation affecting the construction of pipelines, electrical distribution systems and highways in and through wetlands environments has provided a substantial new outlet for these services and has broadened the geographic area served by Newpark to include the coastal areas of the Southeastern U.S., particularly Florida and Georgia, in addition to the U.S. Gulf Coast. Mat rental revenue has increased from $11 million in 1990 to $31 million in 1995. In anticipation of increased demand for hardwood lumber used in construction of its mats, Newpark purchased a sawmill in Batson, Texas, in October 1992. Newpark has since doubled the capacity of the sawmill and expects to fully utilize such capacity in serving its mat rental business.

  The recent trend toward more strict environmental regulation of both drilling and production operations conducted by Newpark's customers has resulted in greater synergy between Newpark's mat rental and general oilfield construction services and its other environmental services. Newpark offers its services individually and as an integrated package and provides a comprehensive combination of on-site waste management and construction services for both the drilling of new sites and the remediation of existing sites.

STRATEGY

  Newpark's growth strategy is focused on expanding its NOW and NORM processing business and its mat rental business. By using proprietary technologies and know-how in the processing of NOW and NORM and patented prefabricated mats, Newpark believes it offers superior products and services. In addition, Newpark believes that expansion opportunities exist in markets outside the U.S. Gulf Coast, including foreign markets such as Venezuela, where heightened concerns about environmental issues should increase demand for Newpark's products and services.

  Key elements of Newpark's growth strategy are:

  . Expanding its NORM processing business by utilizing the increased capacity and reduced cost that can be achieved through the direct injection of NORM, as authorized under the terms of Newpark's recently awarded direct injection license, to encourage large volume contracts;

  . Expanding its NOW and NORM processing capacity, while more efficiently handling the large quantities of waste generated from drilling and remediation;

  . Applying its direct injection technology to other non-hazardous industrial waste markets;

  . Expanding its mat rental business into other industries and other geographic areas, domestically and internationally; and

  . Extending its integrated environmental services and providing a comprehensive integrated combination of on-site waste management and construction services throughout the U.S. Gulf Coast region.

  Newpark was organized in 1932 as a Nevada corporation and in April 1991 changed its state of incorporation to Delaware. Newpark's principal executive offices are located at 3850 North Causeway Boulevard, Suite 1770, Metairie, Louisiana 70002, and its telephone number is (504) 838-8222.

                                THE ACQUISITION

  On June 5, 1996, Newpark entered into an Asset Purchase and Lease Agreement (the "Acquisition Agreement") with Sanifill, Inc. ("Sanifill") and Campbell Wells, Ltd. ("Campbell Wells"), a wholly owned subsidiary of Sanifill, for the purchase and lease of certain marine related assets of the NOW service business of Campbell Wells (the "Acquired Business"), for an aggregate price of $70.5 million (the "Acquisition"). For the year ended December 31, 1995, Campbell Wells' revenue from the Acquired Business was approximately $19 million.

  Upon consummation of the Acquisition, Newpark will assume a NOW Disposal Agreement (the "Disposal Agreement") with Campbell Wells and Sanifill providing for the delivery by Newpark of an agreed annual quantity of NOW for disposal at certain of Campbell Wells' landfarming facilities, none of which are being acquired by Newpark. Also upon consummation of the Acquisition, Sanifill will agree, with certain limitations, that it and its affiliates will not compete with Newpark in the site remediation and closure business or in the collection and disposal of NOW generated in a marine environment or transported in marine vessels within the States of Louisiana, Texas, Mississippi and Alabama, and in the Gulf of Mexico, for a period of five years from the closing of the Acquisition.

  The purchase price for the Acquisition and the related transaction costs will be financed with the net proceeds of this Offering. The closing of this Offering will occur concurrently with, and is conditioned upon, the closing of the Acquisition.

  Newpark believes that the Acquisition will provide economies of scale as Newpark will be able to handle substantially higher volumes of NOW waste through its facilities. While Newpark is acquiring from Campbell Wells facilities and equipment used in the collection, transfer and treatment of NOW, including docks, transfer stations and barges, Newpark intends to consolidate these facilities and equipment with Newpark's existing or newly expanded facilities, allowing Newpark to enjoy significant on-going consolidation benefits. Such consolidation is expected to result in a one-time restructuring charge against Newpark's third quarter earnings, which charge Newpark currently estimates to be approximately $4.2 million before taxes.

  For further information regarding the Acquisition, see "The Acquisition" and "Use of Proceeds".

                                  THE OFFERING

 Common Stock offered by Newpark
   U.S. Offering.............................................   2,550,000 shares
   International Offering....................................     450,000 shares
                                                               ----------
     Total...................................................   3,000,000 shares
 Common Stock to be outstanding after this Offering (1)......  13,795,973 shares
 Use of Proceeds.............................................  To finance the purchase price of the Acquisition and to repay
                                                               indebtedness which may be
                                                               reborrowed for future expansion
 New York Stock Exchange Symbol..............................  NR

- --------
(1) Assumes no exercise of outstanding stock options, which, if fully exercised, would result in the issuance of an additional 897,393 shares of Common Stock.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

  The following table sets forth summary historical financial information of Newpark for the five years ended December 31, 1995 and three months ended March 31, 1996 and 1995. The summary historical financial information for the five years ended December 31, 1995 set forth below is derived from the audited consolidated financial statements of Newpark. The summary historical financial information for the three months ended March 31, 1996 and 1995 is derived from the unaudited consolidated financial statements of Newpark included elsewhere in this Prospectus.

                            THREE MONTHS
                           ENDED MARCH 31,          YEARS ENDED DECEMBER 31,
                          ----------------- -------------------------------------------
                            1996     1995     1995     1994     1993     1992    1991
                          -------- -------- -------- --------  -------  ------- -------
                             (UNAUDITED)
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME
 DATA:
Revenues................  $ 26,767 $ 22,209 $ 97,982 $ 79,632  $56,330  $49,457 $44,635
Operating income from
 continuing operations..     6,092    3,711   20,980   11,891    4,392    4,961   4,734
Income from continuing
 operations before
 provision for income
 taxes..................     5,215    2,913   16,987    9,309    3,118    4,132   3,064
Provision (benefit) for
 income taxes...........     1,899      423    4,751      (85)  (1,670)      51      73
                          -------- -------- -------- --------  -------  ------- -------
Income from continuing
 operations.............     3,316    2,490   12,236    9,394    4,788    4,081   2,991
                          -------- -------- -------- --------  -------  ------- -------
Net income..............  $  3,316 $  2,490 $ 12,236 $  9,394  $ 2,422  $ 5,286 $ 2,503
                          ======== ======== ======== ========  =======  ======= =======
Income per common share:
Income from continuing
 operations.............  $    .31 $    .24 $   1.16 $    .90  $   .49  $   .43 $   .46
                          -------- -------- -------- --------  -------  ------- -------
Net income per common
 share..................  $    .31 $    .24 $   1.16 $    .90  $   .25  $   .55 $   .38
                          ======== ======== ======== ========  =======  ======= =======
Weighted average shares
 outstanding............    10,650   10,375   10,568   10,422    9,690    9,564   6,521
                          ======== ======== ======== ========  =======  ======= =======
                           AS OF MARCH 31,             AS OF DECEMBER 31,
                          ----------------- -------------------------------------------
                            1996     1995     1995     1994     1993     1992    1991
                          -------- -------- -------- --------  -------  ------- -------
                             (UNAUDITED)
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........  $ 31,026 $ 16,666 $ 32,108 $ 13,585  $ 5,361  $ 4,900 $12,121
Total assets............   156,040  114,386  152,747  110,756   90,316   75,478  53,454
Short-term debt.........    10,113    8,566    7,911   10,032   14,928   12,212   1,377
Long-term debt..........    46,907   30,110   46,724   28,892   12,446   10,432   3,774
Total stockholders'
 equity.................    81,444   66,488   77,518   63,699   53,353   45,658  40,239

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following table sets forth summary historical financial information and pro forma financial information of Newpark for the year ended December 31, 1995 and the three months ended March 31, 1996. The summary historical financial information for the year ended December 31, 1995 set forth below is derived from the Consolidated Financial Statements of Newpark included elsewhere in this Prospectus, which have been audited by Deloitte & Touche LLP, independent auditors. The summary historical financial information for the three months ended March 31, 1996 is derived from the unaudited Consolidated Financial Statements of Newpark included elsewhere in this Prospectus. The summary pro forma information provides financial information giving effect to this Offering, the Acquisition and the repayment of indebtedness as described in "Use of Proceeds" for the periods presented. The pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had this Offering and the Acquisition been consummated at the beginning of the periods presented, or of future results. Management expects to implement net cost reductions which are not reflected in the pro forma statements of income. These cost reductions are related to the consolidation of certain duplicate administrative and personnel costs. See "Pro Forma Financial Information".

                                     YEAR ENDED           THREE MONTHS ENDED
                                 DECEMBER 31, 1995          MARCH 31, 1996
                              -------------------------- -----------------------
                                ACTUAL      PRO FORMA     ACTUAL     PRO FORMA
                              -----------  ------------- ----------  -----------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues..................... $    97,982  $   116,819   $   26,767  $   32,359
Cost of services provided....      64,467       76,474       17,599      21,138
Operating costs..............       9,414       10,128        2,359       3,205
General and administrative
expenses.....................       2,658        4,604          717       1,206
Provision for uncollectible
accounts and notes
receivable...................         463          463           --          --
                              -----------  -----------   ----------  ----------
Operating income from
 continuing operations.......      20,980       25,150        6,092       6,810
Interest income..............        (183)        (183)         (30)        (30)
Interest expense.............       3,740        1,410          907         346
Non-recurring expense........         436          436           --          --
                              -----------  -----------   ----------  ----------
Income from continuing
 operations before provision
 for income taxes............      16,987       23,487        5,215       6,494
Provision for income taxes...       4,751        7,002        1,899       2,327
                              -----------  -----------   ----------  ----------
Net income................... $    12,236  $    16,485   $    3,316  $    4,167
                              ===========  ===========   ==========  ==========
Income per common share:
  Net income per common
   share..................... $      1.16  $      1.22   $      .31  $      .31
                              ===========  ===========   ==========  ==========
  Weighted average shares
   outstanding...............      10,568       13,568       10,650      13,650
                              ===========  ===========   ==========  ==========
                              AS OF DECEMBER 31, 1995    AS OF MARCH 31, 1996
                              -------------------------- -----------------------
                                ACTUAL      PRO FORMA     ACTUAL     PRO FORMA
                              -----------  ------------- ----------  -----------
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............. $    32,108  $    33,108   $   31,026  $   32,026
Total assets.................     152,747      230,327      156,040     233,596
Short-term debt..............       7,911        7,911       10,113      10,113
Long-term debt...............      46,724       19,507       46,907      19,690
Total stockholders' equity...      77,518      176,235       81,444     180,161

                                 RISK FACTORS

  In addition to the other information contained in or incorporated by reference into this Prospectus, prospective investors should carefully consider the following factors relating to the business of Newpark in evaluating an investment in the Common Stock.

DEPENDENCE ON OIL AND GAS INDUSTRY

  Demand for Newpark's environmental and oilfield services depends in large part upon the level of exploration and production of oil and gas and the industry's willingness to spend capital on environmental and oilfield services. This in turn depends on oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the discovery rate of new oil and gas reserves and the ability of oil and gas companies to raise capital. Domestic and international political, military, regulatory and economic conditions also affect the industry. Prices for oil and gas historically have been extremely volatile and have reacted to changes in the supply of and the demand for oil and natural gas, domestic and worldwide economic conditions and political instability in oil producing countries. No assurance can be given that current levels of oil and gas activities will be maintained or that demand for Newpark's services will reflect the level of such activities. Prices for oil and natural gas are expected to continue to be volatile and affect the demand for Newpark's services. A material decline in oil or natural gas prices or activities could materially affect the demand for the Company's services and, therefore, the Company's results of operations and financial condition.

IMPACT OF GOVERNMENTAL REGULATIONS

  Newpark believes that the demand for its principal environmental services is directly related to state regulation of NOW and NORM. Any rescission or relaxation of such regulations, or a failure of governmental authorities to enforce such regulations, could result in decreased demand for the Company's services and, therefore, could materially affect the Company's results of operations and financial condition. Newpark's business may also be adversely affected by new regulations or changes in other applicable regulations. For example, in 1993, the Louisiana market for Newpark's pit closure and site remediation services was drastically curtailed as a result of uncertainty caused by proposed changes in regulations governing the possession, use, transfer and disposition of NORM. This uncertainty was resolved by the adoption of new regulations in January 1995.

  NOW is currently exempt from the principal Federal statute governing the handling and disposal of hazardous waste. In recent years, proposals have been made to rescind this exemption. The repeal or modification of the exemption covering NOW or modification of applicable regulations or their interpretation regarding the treatment and/or disposal of NOW or NORM waste could require Newpark to alter significantly its method of doing business. Such repeal or modification could have a material adverse effect on Newpark's results of operations and financial condition.

LOW BARRIERS TO ENTRY; LOSS OF TECHNOLOGY RIGHTS

  Although Newpark has applied for U.S. patents on certain aspects of its system for processing NOW and NORM, there is no assurance, even if such patents are granted, that such patents will give Newpark a meaningful competitive advantage. Barriers to entry by competitors for the Company's environmental and oilfield services are low. Therefore, competitive products and services have been and may be successfully developed and marketed by others. In addition, the environmental services business in the oilfield could be impacted by future technological change and innovation, which could result in a reduction in the amount of waste being generated or alternative methods of disposal being developed.

INCREASED COMPETITION

  The processing of NOW and NORM waste is a relatively new industry. Competition in this market can be expected to increase as the industry develops. In the meantime, Newpark expects to encounter significant competition from third party competitors in connection with any proposed expansion into additional geographic areas and services. Newpark also faces competition from oil and gas producing customers who are continually seeking to enhance and develop their own methods of disposal instead of utilizing the services of third party NOW and NORM disposal companies such as Newpark. The desire to use such internal disposal methods or of third parties to enter the disposal market could be increased by future technological change and innovation and limits the ability of Newpark to increase prices. The increased use by Newpark's oil and gas producing customers of their own disposal methods and other competitive factors could have a material adverse effect on Newpark's results of operations and financial condition.

FAILURE TO COMPLY WITH GOVERNMENTAL REGULATIONS

  Newpark's business is subject to numerous and continually evolving Federal, state and local laws, regulations and policies that govern environmental protection, zoning and other matters. If existing regulatory requirements change, Newpark may be required to make significant unanticipated capital and operating expenditures. Although Newpark believes that it is presently in material compliance with applicable laws and regulations, there is no assurance that it will be deemed to be in compliance in the future. Governmental authorities may seek to impose fines and penalties on Newpark or to revoke or deny the issuance or renewal of operating permits for failure to comply with applicable laws and regulations. Under such circumstances, Newpark might be required to curtail or cease operations or conduct site remediation until a particular problem is remedied, which could have a material adverse effect on Newpark's results of operations and financial condition.

POTENTIAL ENVIRONMENTAL LIABILITY; INSUFFICIENCY OF INSURANCE

  Newpark's business exposes it to risks such as the potential for harmful substances escaping into the environment resulting in personal injury or loss of life, severe damage to or destruction of property, environmental damage and suspension of operations. The current and past activities of Newpark and the activities of its former divisions and subsidiaries could result in the imposition of substantial environmental, regulatory and other liabilities on Newpark, including the costs of cleanup of contaminated sites and site closure obligations. Such liabilities could also be imposed on the basis of negligence, strict liability, breach of contract with customers or, in many instances, as a result of contractual indemnification by Newpark of its customers in the normal course of its business. Injection wells have been used for many years for disposal of oilfield waste; however, certain aspects of Newpark's technology have not been used previously by others and its future performance is uncertain.

  While Newpark maintains liability insurance, the insurance is subject to coverage limits and certain policies exclude coverage for damages resulting from environmental contamination. Although there are currently numerous sources from which such coverage may be obtained, there can be no assurance that insurance will continue to be available to Newpark on commercially reasonable terms, that the possible types of liabilities that may be incurred by Newpark will be covered by its insurance, that Newpark's insurance carriers will be able to meet their obligations under the policies or that the dollar amount of such liabilities will not exceed Newpark's policy limits. Even a partially uninsured claim, if successful and of significant magnitude, could have a material adverse effect on Newpark's results of operations and financial condition.

FAILURE TO INTEGRATE ACQUIRED BUSINESS

  The Acquisition is significantly larger than Newpark's previous acquisitions and significantly increases the size of Newpark's operations. Campbell Wells' net sales for 1995 from the Acquired Business were approximately $19 million, and Newpark's net sales for 1995 were approximately $98 million. Successful integration of the Acquired Business will depend primarily on Newpark's ability to manage this additional business and eliminate redundancies and excess costs. Material failure or substantial delay in accomplishing such integration could have a material adverse effect on Newpark's results of operations and financial condition.

RELIANCE ON KEY PERSONNEL

  Newpark is dependent upon the efforts and talents of its executive officers and certain key personnel. Loss of the services of one or more of these persons could adversely affect the operations of Newpark.

PREFERRED STOCK

  The Board of Directors of Newpark is authorized to issue, without further stockholder action, up to 1,000,000 shares of Preferred Stock with rights that could adversely affect the rights of holders of Newpark Common Stock. No shares of Preferred Stock are presently outstanding, and Newpark has no present plans to issue any such shares. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying, deterring or preventing a change in control of Newpark or other corporate action and of discouraging bids for Newpark Common Stock at a premium.

                                THE ACQUISITION

  On June 5, 1996, Newpark entered into the Acquisition Agreement with Sanifill and Campbell Wells for the purchase and lease of certain marine related assets of Campbell Wells' NOW service business, excluding its landfarming facilities and associated equipment, for an aggregate purchase price of $70.5 million. Upon consummation of the Acquisition, Newpark will assume obligations under the Disposal Agreement with Sanifill and Campbell Wells, providing for the delivery by Newpark for a period of 25 years of an agreed annual quantity of NOW waste for disposal at certain of Campbell Wells' landfarming facilities.

BUSINESS OF CAMPBELL WELLS

  Campbell Wells, a wholly-owned subsidiary of Sanifill, provides NOW processing and disposal at four landfarming facilities located in Louisiana (the "Landfarms") and one facility in Zapata County, Texas (the "Zapata Facility"). Landfarming is a method of remediating NOW in surface-level treatment cells that generally consists of rinsing out salts, degrading organic compounds and drying the resultant material to a soil-like form. Since April 1994, Campbell Wells has operated a NORM processing facility in Lacassine, Louisiana (the "Lacassine Facility"). As part of its disposal service, Campbell Wells collects and arranges for the transportation of wastes from its transfer facilities to its landfarming facilities. Campbell Wells also disposes of nonhazardous oil and gas related wastes at the Zapata Facility, and a portion of this facility is utilized to dewater and stabilize sludges, drilling muds and other liquids into solid waste materials which are disposed of in disposal cells located on the site. For the year ended December 31, 1995, Campbell Wells' revenue from its NOW and NORM operations was approximately $31 million, of which approximately $19 million was generated by the Acquired Business.

DESCRIPTION OF ACQUISITION AGREEMENT

  Assets to be Purchased. Under the Acquisition Agreement, Newpark will (a) assume leases (for their remaining useful life) associated with Campbell Wells' eight marine docks, including docks at three of the Landfarms, and five transfer stations in the State of Louisiana that are used in the collection, transfer and treatment of NOW, (b) purchase and lease (for their remaining useful life) all of Campbell Wells' or Sanifill's interest in (i) all barges and marine facilities used to transport NOW to the acquired docks and transfer stations, (ii) all equipment at the acquired docks and transfer stations and
(iii) all pit remediation equipment, computers and related software, licenses or rights, office equipment, office furniture, goodwill and all other assets used in the NOW business not specifically excluded under the Acquisition Agreement. Newpark also will acquire all of the capital stock of a Sanifill subsidiary that has entered into the Disposal Agreement.

  Assets Excluded. Newpark will not be acquiring any interest in any of the Landfarms or their associated operating equipment, the Lacassine Facility and its associated assets or the Zapata Facility and its associated assets. Newpark also will not be acquiring the name "Campbell Wells" or any other names used by Campbell Wells or Sanifill in connection with the Landfarms, the Lacassine Facility or the Zapata Facility, although it will be permitted to purchase all or any such names for nominal consideration at such time as Campbell Wells and Sanifill discontinue using them.

  Purchase Price; Assumption of Liabilities. The aggregate purchase price under the Acquisition Agreement is $70.5 million, to be paid at the closing of this Offering. Other than obligations incident to the post-closing performance under the contracts and agreements to be specifically assumed by Newpark under the Acquisition

Agreement, Newpark will not assume any liabilities of Campbell Wells or Sanifill in the transaction, including any environmental liabilities arising from the ownership and prior operation of any of the assets to be acquired or the Landfarms. Sanifill and Campbell Wells have jointly and severally agreed to fully indemnify Newpark from all liabilities resulting from any claims based on events that occurred or circumstances that existed on or before the closing with respect to Campbell Wells' NOW disposal business.

  NOW Disposal Agreement. The Disposal Agreement has been executed by a subsidiary of Sanifill and will be assumed by Newpark concurrently with the closing of the Acquisition. The Disposal Agreement provides that for each of the 25 years following the closing, Newpark will deliver to Campbell Wells for disposal at the Landfarms the lesser of (i) one-third of the barrels of NOW that Newpark receives for processing and disposal in the States of Louisiana, Texas, Mississippi and Alabama and in the Gulf of Mexico (the "Territory") and
(ii) 1,850,000 barrels of NOW, in each case excluding saltwater. The number of barrels of NOW waste that Newpark is required to deliver to the Landfarms in any year is subject to reduction by a number of barrels determined by dividing revenues that Sanifill and its affiliates receive from the collection and disposal of oilfield wastes or site remediation in the Territory by the price per barrel that Newpark pays for disposal under the Disposal Agreement. No deduction is made for revenues received by Sanifill and its affiliates from
(i) disposal at any of the Landfarms of NOW that is generated and collected on land and is delivered to the Landfarms from the generation site by on-land transportation ("Excluded NOW"), (ii) disposal of NOW at the Zapata Facility and collection of NOW within a 200-mile radius of the Zapata Facility, and
(iii) disposal of NOW under the Disposal Agreement. Under the Disposal Agreement, Campbell Wells and Sanifill will jointly and severally fully indemnify Newpark from any and all liabilities, including environmental liabilities, in connection with Campbell Wells' and Sanifill's ownership and operation of the Landfarms, except for liability resulting from the delivery by Newpark or its customers of waste that does not conform to the specifications of the Disposal Agreement, which generally permit Newpark and such customers to deliver only waste that is legally classified as NOW. Newpark believes that such specifications are consistent with the type of waste that it is permitted to receive and that it will dispose of at the Landfarms.

  Non-Competition Covenants. Sanifill will agree at the closing of the Acquisition that for a period of five years from such closing neither it nor any of its affiliates will engage, directly or indirectly, in the collection or disposal of NOW or the site remediation and closure business in the Territory. Campbell Wells will execute a Joinder Agreement by which it will agree to such restrictions. However, Sanifill and its affiliates will be able to continue to market and conduct activities related to (i) disposal at any of the Landfarms of Excluded NOW, (ii) disposal of NOW at the Zapata Facility and collection of NOW within a 200-mile radius of the Zapata Facility, (iii) collection and disposal of NOW or other waste at the Lacassine Facility and
(iv) disposal of NOW under the Disposal Agreement. Sanifill and its affiliates also will be entitled, without violating the Noncompetition Agreement, to collect or dispose of NORM, which is a type of NOW; however, at present, the only facility that Sanifill operates that is legally authorized to dispose of NORM is the Lacassine Facility.

  Closing. The Acquisition Agreement provides that the Acquisition will close concurrent with the completion of this Offering and following the satisfaction of all conditions precedent. However, either Newpark or Sanifill and Campbell Wells may terminate the Acquisition Agreement if the Acquisition does not close by September 10, 1996.

  Conditions to Closing. The obligations of Newpark, Sanifill and Campbell Wells to consummate the Acquisition are conditioned upon the completion of this Offering and the satisfaction or, where permitted, the waiver of certain other customary terms and conditions, including (a) the receipt of all necessary third party consents, including all necessary regulatory approvals;
(b) the accuracy (subject to certain materiality standards) of all representations and warranties contained in the Acquisition Agreement; and (c) that no action, suit or other proceeding shall be pending or threatened which, if unfavorably determined, would prevent the Acquisition or adversely affect the right of Newpark to acquire or operate the assets being purchased or leased.

NEWPARK'S PLAN FOR COMBINED OPERATIONS

  Newpark anticipates that the Acquisition will provide increased efficiencies and economies of scale associated with handling a larger volume of waste through its facilities. Newpark plans to combine the service capabilities of the Acquired Business with its existing operations to speed the turnaround of barges and boats at its transfer stations, thus providing better customer service. Economic efficiencies are expected to result from the reduction in size of the combined barge fleet operated by Newpark to service its transfer stations, and from the consolidation of operations at more efficient transfer stations, permitting Newpark to receive a substantially higher volume of waste without material additions to existing costs. Furthermore, Newpark expects that as a result of the Acquisition, access to Sanifill's disposal facilities under the Disposal Agreement will allow Newpark to reduce its barge transportation costs and make more efficient use of its barge fleet, further augmenting its processing capacity. Newpark believes that its current processing and disposal capacity, combined with access provided to the landfarm disposal facilities of Sanifill under the Disposal Agreement, will be adequate to provide for expected future demand for its oilfield waste disposal and other environmental services. Newpark will nevertheless continue its strategy of adding injection disposal capacity throughout the U.S. Gulf Coast region to more efficiently serve its customers. See "Pro Forma Financial Information".

  While Newpark is acquiring from Campbell Wells facilities and equipment used in the collection, transfer and treatment of NOW, including docks, transfer stations and barges, Newpark intends to consolidate these facilities and equipment with Newpark's existing or newly expanded facilities, allowing Newpark to enjoy significant on-going consolidation benefits. Such consolidation is expected to result in a one-time restructuring charge against Newpark's third quarter earnings, which charge Newpark currently estimates to be approximately $4.2 million before taxes.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  Newpark's Common Stock traded on The Nasdaq National Market under the symbol "NPRS" through December 5, 1995 and commenced trading on the New York Stock Exchange on December 6, 1995 under the symbol "NR". The following table sets forth for the periods indicated the high and low sales prices for the Common
Stock:

      PERIOD                                                        HIGH   LOW
      ------                                                       ------ ------
      1994:
        First Quarter............................................. $14.50 $ 8.25
        Second Quarter............................................  16.75  13.50
        Third Quarter.............................................  19.75  15.75
        Fourth Quarter............................................  25.00  18.25
      1995:
        First Quarter............................................. $26.00 $14.75
        Second Quarter............................................  24.25  20.25
        Third Quarter.............................................  23.25  17.00
        Fourth Quarter............................................  22.86  15.50
      1996:
        First Quarter............................................. $29.75 $19.75
        Second Quarter (through June 7, 1996).....................  37.88  28.75

  On December 30, 1995, Newpark paid a 5% stock dividend on the Common Stock to stockholders of record on November 30, 1995. Newpark has not paid cash dividends on the Common Stock since March 15, 1983, and does not intend to pay any cash dividends in the foreseeable future. The Board of Directors currently intends to retain earnings for use in Newpark's business, including the expansion of its mat rental business, both in domestic and foreign markets, and the continued development of injection wells within its waste disposal business.

                                USE OF PROCEEDS

 The net proceeds to be received by Newpark from the sale of the Common Stock offered hereby are estimated to be approximately $98.7 million ($113.6 million if the over-allotment option is exercised in full), assuming a public offering price of $35.00 per share and after deducting estimated underwriting discounts and offering expenses. Newpark intends to utilize approximately $71.5 million of the net proceeds to pay the purchase price of the Acquisition and certain associated transaction costs. Newpark will use the remaining net proceeds, estimated to be approximately $27.2 million, to repay outstanding indebtedness under its bank credit agreement, including all of the $16 million outstanding under its revolving line of credit and $11.2 million under its term loan. Newpark anticipates that such payment will provide it increased flexibility to facilitate further development of its injection disposal capacity, both in oilfield and industrial waste markets, and expansion of its mat rental business into international markets.

  Borrowings under the bank credit agreement have been used to refinance existing debt and for general working capital purposes and bear interest at either a specified prime rate or the LIBOR rate, plus a spread which is determined quarterly based upon the ratio of Newpark's funded debt to cash flow. The effective interest rate under the bank credit agreement was 8.56% at June 7, 1996. The revolving line of credit matures on December 31, 1998, and the term loan is being amortized over a period of five years ending June 29, 2000.

  Although Newpark intends to fully repay its outstanding borrowings under its revolving line of credit and pay down its term loan, it may borrow amounts under the revolving line of credit and other facilities from time to time in the future to fund capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of Newpark as of March 31, 1996 and on an as adjusted basis as of March 31, 1996 to reflect the sale of the 3,000,000 shares of Common Stock offered in this Offering (at an assumed public offering price of $35.00 per share and after deducting underwriting discounts and offering expenses) and the application of the net proceeds therefrom to complete the Acquisition and to repay outstanding indebtedness. The following table should be read in conjunction with the Consolidated Financial Statements of Newpark and the Notes thereto included elsewhere in this Prospectus.

                                                          AS OF MARCH 31, 1996
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
Short-term debt:
  Notes payable.......................................... $    119   $    119
  Current maturities of long-term debt...................    9,994      9,994
                                                          --------   --------
    Total short-term debt................................   10,113     10,113
                                                          --------   --------
Long-term debt, excluding current portion:
  Long-term debt.........................................   46,907     19,690
  Other non-current liabilities..........................      285        285
                                                          --------   --------
    Total long-term debt.................................   47,192     19,975
                                                          --------   --------
Stockholders' equity:
  Preferred Stock, $.01 par value, 1,000,000 shares
   authorized, none issued...............................       --         --
  Common Stock, $.01 par value, 20,000,000 shares
   authorized, 10,694,974 issued and outstanding,
   13,694,974 as adjusted for this Offering(1)...........      106        136
  Paid-in capital........................................  145,162    243,849
  Retained earnings (deficit)............................  (63,824)   (63,824)
                                                          --------   --------
    Total stockholders' equity...........................   81,444    180,161
                                                          --------   --------
    Total capitalization................................. $138,749   $210,249
                                                          ========   ========

- --------
(1) Assumes no exercise of outstanding stock options, which, if fully exercised, would result in the issuance of an additional 897,393 shares of Common Stock.

                        PRO FORMA FINANCIAL INFORMATION

  The unaudited consolidated statements of income set forth below present the combined statements of income of Newpark and the Acquired Business, adjusted to give effect to the Acquisition, including the completion of this Offering and the repayment of indebtedness, as if the Acquisition and such repayment had occurred on January 1, 1995. The unaudited pro forma combined balance sheet set forth below combines the consolidated historical balance sheets of Newpark and the Acquired Business as of March 31, 1996, giving effect to the Acquisition, including the completion of this Offering and the repayment of indebtedness, as if the Acquisition and such repayment had been consummated on March 31, 1996. The Pro Forma Financial Information should be read in conjunction with the accompanying notes and the historical financial statements and notes thereto of Newpark and the Acquired Business appearing elsewhere in this Prospectus.

  The Acquisition will be accounted for under the purchase method of accounting. The total purchase price for the Acquisition will be allocated to tangible and identifiable intangible assets and liabilities based upon Newpark's preliminary estimates of their fair value with the excess of cost over net assets acquired allocated to goodwill. Such allocation is subject to revision when additional information concerning asset and liability valuations is obtained, in accordance with FAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises". In Newpark's opinion, the asset and liability valuation for the Acquisition will not be materially different from the pro forma information presented herein, and Newpark is not aware of any contingencies which may affect the allocation of the purchase price other than as set forth in the accompanying pro forma combined balance sheet.

  For purposes of presenting pro forma results, no changes in revenues and expenses have been made to reflect the results of any modifications to operations that might have been made had the Acquisition been consummated on the assumed effective date of the transaction. The pro forma expenses include the recurring costs which are directly attributable to the Acquisition, such as depreciation expense and amortization of goodwill. The Pro Forma Financial Information does not purport to represent what Newpark's results of operations or financial position would actually have been had the Acquisition actually occurred on the dates specified or to project Newpark's results of operations for any future period.

  Management expects to implement net cost reductions which are not reflected in the accompanying pro forma statements of income. These cost reductions are related to the consolidation of certain duplicate administrative and personnel costs. Such pretax savings for the year ended December 31, 1995 and three months ended March 31, 1996 are estimated to be $3 million and $700,000, respectively. The effect of these savings would have increased pro forma net income per share by $.14 and $.03, respectively. These estimated cost savings constitute a forward looking statement under the Securities Act. The Company's actual future net income per share could be materially and adversely affected by certain risks and uncertainties, including those set forth above under "Risk Factors".

  Further, the accompanying pro forma information does not include the full benefit of potential cost savings related to efficiency of operation expected by Newpark. However, no assurance can be given as to the ultimate amount, if any, of net cost savings that will actually be realized.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

                            HISTORICAL                PRO FORMA
                         ----------------- ------------------------------------
                                           ADJUSTMENTS   ADJUSTMENTS
                                  ACQUIRED     FOR           FOR
                         NEWPARK  BUSINESS ACQUISITION    OFFERING     COMBINED
                         -------  -------- -----------   -----------   --------
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues................ $97,982  $18,837                              $116,819
Operating costs and
 expenses:
  Cost of services
   provided.............  64,467   12,007                                76,474
  Operating costs.......   9,414             $ 1,741 (a)
                                               2,226 (b)
                                              (3,253)(c)                 10,128
                         -------  -------    -------       ------      --------
                          73,881   12,007        714           --        86,602
General and
 administrative
 expenses...............   2,658    1,946                                 4,604
Provision for
 uncollectible accounts
 and notes receivable...     463                                            463
                         -------  -------    -------       ------      --------
Operating income........  20,980    4,884       (714)          --        25,150
Interest income.........    (183)                                          (183)
Interest expense........   3,740                           (2,330)(d)     1,410
Non-recurring expense...     436                               --           436
                         -------  -------    -------       ------      --------
Income from operations
 before provision for
 income taxes...........  16,987    4,884       (714)       2,330        23,487
Provision for income
 taxes..................   4,751    1,661       (260)(e)      850 (e)     7,002
                         -------  -------    -------       ------      --------
Net income.............. $12,236  $ 3,223    $  (454)(f)   $1,480      $ 16,485
                         =======  =======    =======       ======      ========
Weighted average shares
 outstanding............  10,568                            3,000        13,568
                         =======                           ======      ========
Net income per common
 share:................. $  1.16                                       $   1.22
                         =======                                       ========

                    PRO FORMA COMBINED STATEMENT OF INCOME

                       THREE MONTHS ENDED MARCH 31, 1996

                              HISTORICAL                PRO FORMA
                           ----------------- -----------------------------------
                                             ADJUSTMENTS   ADJUSTMENTS
                                    ACQUIRED     FOR           FOR
                           NEWPARK  BUSINESS ACQUISITION    OFFERING    COMBINED
                           -------  -------- -----------   -----------  --------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.................  $26,767   $5,592                             $32,359
Operating costs and
 expenses:
  Cost of services
   provided..............   17,599    3,539                              21,138
  Operating costs........    2,359             $ 1,227 (a)
                                                   555 (b)
                                                  (936)(c)                3,205
                           -------   ------    -------        -----     -------
                            19,958    3,539        846           --      24,343
General and
 administrative expenses.      717      489                               1,206
Provision for
 uncollectible accounts
 and notes receivable....       --                                           --
                           -------   ------    -------        -----     -------
Operating income.........    6,092    1,564       (846)          --       6,810
Interest income..........      (30)                                         (30)
Interest expense.........      907                             (561)(d)     346
Non-recurring expense....       --                               --          --
                           -------   ------    -------        -----     -------
Income from operations
 before provision for
 income taxes............    5,215    1,564       (846)         561       6,494
Provision for income
 taxes...................    1,899      532       (309)(e)      205 (e)   2,327
                           -------   ------    -------        -----     -------
Net income...............  $ 3,316   $1,032    $  (537)(f)    $ 356     $ 4,167
                           =======   ======    =======        =====     =======
Weighed average shares
 outstanding.............   10,650                            3,000      13,650
                           =======                            =====     =======
Net income per common
 share:..................  $   .31                                      $   .31
                           =======                                      =======

             FOOTNOTES TO PRO FORMA COMBINED STATEMENTS OF INCOME

(a) Reflects adjustment to record the net cost to Newpark associated with the disposal of NOW at Campbell Wells' facilities as required under the terms of the Disposal Agreement.
(b) Reflects adjustment to record the amortization of intangible assets and goodwill arising in connection with the Acquisition. The non-competition covenants are amortized over the contractual life of the Disposal Agreement, which is 25 years. Intangibles associated with the going concern value of the business acquired, its customer list and other intangibles are amortized over 35 years.
(c) The allocation of the purchase price includes a liability for the estimated costs of immediately closing certain duplicative transfer stations and barge operations of the Acquired Business. This adjustment provides for a direct effect of this decision by eliminating certain of the duplicate operating expenses related to the closed facilities and barge operations. These estimated costs constitute forward looking statements under the Securities Act. The Company's actual future operating results could be materially and adversely affected by certain risks and uncertainties, including those set forth above under "Risk Factors-- Failure to Integrate Acquired Business".
(d) Reflects adjustment to reduce interest expense related to repayment of borrowings under Newpark's bank credit facility utilizing the portion of the net proceeds of this Offering in excess of the purchase price in the Acquisition.
(e) Adjustment to reflect the effect on income tax expense, calculated at Newpark's marginal tax rate of 36.5%, on the adjustments reflected on the pro forma financial statements.
(f) This pro forma net income amount constitutes a forward looking statement under the Securities Act. The Company's actual future net income could be materially and adversely affected by certain risks and uncertainties, including those set forth above under "Risk Factors--Failure to Integrate Acquired Business".

                       PRO FORMA COMBINED BALANCE SHEET

                             AS OF MARCH 31, 1996

                            HISTORICAL                PRO FORMA
                         ----------------- -------------------------------------
                                           ADJUSTMENTS   ADJUSTMENTS
                                  ACQUIRED     FOR           FOR
                         NEWPARK  BUSINESS ACQUISITION    OFFERING      COMBINED
                         -------- -------- -----------   -----------    --------
                                           (IN THOUSANDS)
Assets:
  Current assets........ $ 53,266      --         --      $  1,000(a)   $ 54,266
  Property, plant and
   equipment............   90,996  $2,531    $  (208)(b)        --        93,319
  Intangibles and other
   assets...............   11,778      --     74,233 (b)        --        86,011
                         --------  ------    -------      --------      --------
    Total assets........ $156,040  $2,531    $74,025      $  1,000      $233,596
                         ========  ======    =======      ========      ========
Liabilities and
 Stockholders' Equity:
  Current Liabilities... $ 22,240      --         --            --      $ 22,240
  Long-term debt........   46,907      --         --      $(27,217)(a)    19,690
  Other liabilities.....    5,449  $  444    $ 5,612(b)         --        11,505
  Total stockholders'
   equity...............   81,444      --         --        98,717 (a)   180,161
                         --------  ------    -------      --------      --------
    Total liabilities
     and stockholders'
     equity............. $156,040  $  444    $ 5,612      $ 71,500      $233,596
                         ========  ======    =======      ========      ========

                 FOOTNOTES TO PRO FORMA COMBINED BALANCE SHEET

(a) Reflects the use of proceeds from this Offering to finance the purchase price of the Acquisition and to repay outstanding indebtedness under Newpark's bank credit facility as described in "Use of Proceeds".

(b) The purchase cost of the Acquisition was allocated to the assets and liabilities acquired based on their relative fair values, subject to final determination based on independent valuations, as follows:

      Purchase Cost:
      Cash.....................................................        $70,500
      Purchase accounting reserves*............................          5,612
      Less book value of net assets acquired...................         (2,087)
                                                                       -------
      Excess of purchase cost over book value..................        $74,025
                                                                       =======
      Allocated as follows:
      Property, plant and equipment, net.......................        $  (208)
      Intangibles and other assets:
        Non-compete and other.................................. $8,500
        Goodwill............................................... 65,733  74,233
                                                                ------ -------
      Total....................................................        $74,025
                                                                       =======

     --------
     * Purchase accounting reserves include the estimated costs to close certain duplicate facilities and barge operations of the Acquired Business.

                      SELECTED HISTORICAL FINANCIAL DATA

  The selected consolidated historical financial data presented below for the five years ended December 31, 1995 are derived from the audited consolidated financial statements of Newpark. The selected historical financial information for the three months ended March 31, 1995 and 1996 is derived from the unaudited consolidated financial statements of Newpark, and, in the opinion of Newpark, includes all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of the operating results for such interim period. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results for the full year. The following data should be read in conjunction with the Consolidated Financial Statements of Newpark and the Notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                          YEARS ENDED DECEMBER 31,
                                  ---------------------------------------------
                                    1995      1994     1993     1992     1991
                                  --------  --------  -------  -------  -------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues........................  $ 97,982  $ 79,632  $56,330  $49,457  $44,635
Cost of services provided.......    64,467    56,259   42,581   36,860   34,703
Operating costs.................     9,414     7,277    6,557    5,519    3,799
General and administrative
 expenses.......................     2,658     3,231    2,129    1,963    1,305
Provision for uncollectible
 accounts and notes receivable..       463       974      671      154       94
                                  --------  --------  -------  -------  -------
Operating income from continuing
 operations.....................    20,980    11,891    4,392    4,961    4,734
Interest income.................      (183)      (78)      --      (18)     (47)
Interest expense................     3,740     2,660    1,274      847    1,562
Non-recurring expense...........       436        --       --       --       --
Financial restructure costs.....        --        --       --       --      155
                                  --------  --------  -------  -------  -------
Income from continuing
 operations before provision for
 income taxes...................    16,987     9,309    3,118    4,132    3,064
Provision (benefit) for income
 taxes..........................     4,751       (85)  (1,670)      51       73
                                  --------  --------  -------  -------  -------
Income from continuing
 operations.....................    12,236     9,394    4,788    4,081    2,991
Income (loss) from discontinued
 operations.....................        --        --   (2,366)   1,205      877
                                  --------  --------  -------  -------  -------
Income before extraordinary
 items..........................    12,236     9,394    2,422    5,286    3,868
Extraordinary items.............        --        --       --       --    1,365
                                  --------  --------  -------  -------  -------
Net income......................  $ 12,236  $  9,394  $ 2,422  $ 5,286  $ 2,503
                                  ========  ========  =======  =======  =======
Income (loss) per common share:
  Continuing operations.........  $   1.16  $    .90  $   .49  $   .43  $   .46
  Discontinued operations.......        --        --     (.24)     .12      .13
  Extraordinary items...........        --        --       --       --     (.21)
                                  --------  --------  -------  -------  -------
Net income per common share.....  $   1.16  $    .90  $   .25  $   .55  $   .38
                                  ========  ========  =======  =======  =======
Weighted average shares
 outstanding....................    10,568    10,422    9,690    9,564    6,521
                                  ========  ========  =======  =======  =======
                                             AS OF DECEMBER 31,
                                  ---------------------------------------------
                                    1995      1994     1993     1993     1992
                                  --------  --------  -------  -------  -------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.................  $ 32,108  $ 13,585  $ 5,361  $ 4,900  $12,121
Total assets....................   152,747   110,756   90,316   75,478   53,454
Short-term debt.................     7,911    10,032   14,928   12,212    1,377
Long-term debt..................    46,724    28,892   12,446   10,432    3,774
Total stockholders' equity......    77,518    63,699   53,353   45,658   40,239

                                                              THREE MONTHS
                                                             ENDED MARCH 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
                                                               (UNAUDITED)
                                                             (IN THOUSANDS,
                                                            EXCEPT PER SHARE
                                                                  DATA)
STATEMENT OF INCOME DATA:
Revenues................................................... $ 26,767  $ 22,209
Cost of services provided..................................   17,599    15,532
Operating costs............................................    2,359     2,288
General and administrative expenses........................      717       648
Provision for uncollectible accounts and notes receivable..       --        30
                                                            --------  --------
Operating income from operations...........................    6,092     3,711
Interest income............................................      (30)      (91)
Interest expense...........................................      907       889
                                                            --------  --------
Income from continuing operations before provision for
 income taxes..............................................    5,215     2,913
Provision for income taxes.................................    1,899       423
                                                            --------  --------
Net income................................................. $  3,316  $  2,490
                                                            ========  ========
Income per common share:
  Net income per common share.............................. $    .31  $    .24
                                                            ========  ========
  Weighted average shares outstanding......................   10,650    10,375
                                                            ========  ========
                                                             AS OF MARCH 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
                                                               (UNAUDITED)
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital............................................ $ 31,026  $ 16,666
Total assets...............................................  156,040   114,386
Short-term debt............................................   10,113     8,566
Long-term debt.............................................   46,907    30,110
Total stockholders' equity.................................   81,444    66,488

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of Newpark's financial condition, results of operations, liquidity and capital resources should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

OVERVIEW

  The Baker Hughes Rotary Rig Count has historically been viewed as the most significant single indicator of oil and gas drilling activity in the domestic market. In 1993, the United States rig count averaged 754 rigs in operation, and increased to 774 in 1994. In 1995, the rig count averaged 723, the second lowest on record since the advent of the indicator in the early 1940's.

  Newpark's operations principally occur in the following rig count measurement areas: (i) South Louisiana Land, (ii) Texas Railroad Commission Districts 2 and 3, (iii) Louisiana and Texas Inland Waters and (iv) the Offshore Gulf of Mexico. The rig count trend in the areas that Newpark serves has tracked these national trends as set forth in the table below:

                                1993  1994  1995  1Q95  2Q95  3Q95  4Q95  1Q96
                                ----  ----  ----  ----  ----  ----  ----  ----
U.S. rig count.................  754   774   723   705   677   745   765   708
Newpark's service area.........  176   202   195   191   187   201   199   189
Newpark's service area to
 total......................... 23.3% 26.1% 27.0% 27.1% 27.6% 27.0% 26.0% 26.7%

- --------
Source: Baker Hughes Incorporated

  Newpark believes that improved natural gas drilling activity, as evidenced by the rig count in the area it serves, was an important factor which allowed a trend of increasing prices in its site preparation and mat rental business to continue through 1994. Newpark believes the decline in the rig count within Newpark's service area during 1995, which continued in the first quarter of 1996, was primarily the result of low natural gas prices during most of 1995. As of June 7, 1996, the U.S. rig count was 781, and 214 within Newpark's service area, which Newpark believes is reflective of the continued increase in natural gas prices that commenced in November 1995.

  Despite this decline in rig activity, the volume of waste received by Newpark increased at a compound rate of 44% from 1993 to 1995, primarily due to the recovery of the remediation market following implementation of NORM regulations and new, more stringent regulations governing the discharge of drilling and production waste in the coastal and inland waters and in the offshore Gulf of Mexico.

                                     YEARS ENDED DECEMBER 31,
                             -------------------------------------------
                                 1995           1994           1993
                             -------------  -------------  -------------
                                          (IN THOUSANDS)
Revenues by product line:
  Offsite waste processing.. $31,126  31.8% $20,738  26.0% $11,354  20.2%
  Mat rental service........  30,775  31.4   23,048  28.9   21,042  37.4
  General oilfield services.  14,511  14.8   13,452  16.9   11,358  20.1
  Wood product sales........  12,609  12.9   13,105  16.5    7,947  14.1
  Onsite environmental
   management...............   7,361   7.5    7,689   9.7    4,629   8.2
  Other.....................   1,600   1.6    1,600   2.0       --    --
                             ------- -----  ------- -----  ------- -----
    Total revenues.......... $97,982 100.0% $79,632 100.0% $56,330 100.0%
                             ======= =====  ======= =====  ======= =====

                                                    THREE MONTHS ENDED MARCH
                                                               31,
                                                   ----------------------------
                                                       1996           1995
                                                   -------------  -------------
                                                         (IN THOUSANDS)
Revenues by product line:
  Offsite waste processing........................ $ 7,833  29.3% $ 7,391  33.3%
  Mat rental service..............................   7,901  29.5    6,632  29.9
  General oilfield services.......................   4,003  14.9    3,032  13.6
  Wood product sales..............................   3,956  14.8    2,624  11.8
  Onsite environmental management.................   2,564   9.6    2,130   9.6
  Other...........................................     510   1.9      400   1.8
                                                   ------- -----  ------- -----
    Total revenues................................ $26,767 100.0% $22,209 100.0%
                                                   ======= =====  ======= =====

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995

 Revenues

  Total revenues increased to $26.8 million in the three months ended March 31, 1996 from $22.2 million in the three months ended March 31, 1995, an increase of $4.6 million, or 20.5%. The major components of the increase by product line included: (i) $1.3 million of increased revenue from wood product sales due to increased sales of wood chips produced by additional capacity added during 1995; (ii) an increase of $1.3 million, or 19.1%, in mat rental revenue due to a 17.7% increase in volume on pricing similar to the 1995 period; (iii) an increase of $971,000, or 32.0%, in general oilfield service revenue, which resulted primarily from site preparation services related to the increased volume of mat rental services provided during the period; (iv) an increase of $442,000 in offsite waste processing revenues derived primarily from NORM disposal operations; and (v) an increase of $434,000 in onsite environmental management services related to the increased site remediation activity in the 1996 period. NORM processing volume during the current period increased to 37,200 barrels, compared to 12,600 barrels in the 1995 period. The effect of the volume increase was offset, in part, by a decrease in the average revenue per barrel, from $111.00 in the 1995 period to $48.00 in the current quarter. The change in average price reflects the lower level of radium contamination in waste received from site remediation projects, which represent a majority of current volume. NOW disposal revenue increased $57,000, to $6,048,000 in the current quarter, compared to $5,991,000 in the 1995 period. Total volume increased 8%, to 745,000 barrels, compared to 690,000 barrels in the year-ago quarter, but was partially offset by a decline in the average revenue per barrel to $8.12 in the 1996 quarter, from $8.68 in the prior period. The decline is due to changes in mix, with lower priced remediation volume of 123,000 barrels in the 1996 quarter, representing 16.5% of total volume, compared to 13.0% in the 1995 quarter.

 Operating Income

  Operating income increased by $2.4 million, or 64.2%, to $6.1 million in the 1996 period, compared to $3.7 million in the prior period. This represents an improvement in operating margin to 22.8% in the 1996 period, compared to 16.7% in the 1995 period. Primary components of the increase included $1.9 million resulting from the increase in the volume of mats rented and approximately $470,000 increased operating profit from wood product sales.

  General and administrative expenses remained relatively unchanged, decreasing as a proportion of revenue to 2.7%, from 2.9% in the 1995 period, and increasing in absolute amount by $69,000.

 Interest Expense

  Interest expense was substantially unchanged at approximately $900,000 for both periods, although average outstanding borrowings increased approximately 43.9% from the prior period. This resulted from decreased net interest cost under the current credit agreement, which became effective as of June 29, 1995, and interest capitalization related to construction in progress in the current quarter.

 Provision for Income Taxes

  For the 1996 period, Newpark recorded an income tax provision of $1.9 million, or 36.4% of pre-tax income. The net provision for the 1995 period of $423,000, equal to a 15% effective rate, was comprised of a provision for federal income taxes net of the recognition of certain state income tax carryforwards available to offset estimated future earnings.

 Net Income

  Net income increased by $826,000, or 33.2%, to $3.3 million in 1996, compared to $2.5 million in the 1995 period.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

 Revenues

  Total revenues increased to $98 million in 1995, from $79.6 million in 1994, an increase of $18.4 million or 23.0%. The components of the increase by product line are as follows: (i) offsite waste processing revenues increased $10.4 million, as NOW revenue increased $5.5 million (due almost exclusively to additional volume) and NORM processing revenue increased to $6 million on approximately 70,000 barrels in 1995, from $1.2 million in revenue and 15,000 barrels in 1994; (ii) mat rental revenue increased $7.7 million, or 34%, due to (a) increased volume installed at similar pricing compared to the prior year and (b) an increase in revenues from extended rerentals of $3.6 million resulting from the longer use of sites and the trend toward deeper drilling in more remote locations, requiring larger sites to accommodate increased equipment and supplies on the site and resulting in the size of the average location growing 17% in 1995 as compared to the prior year; (iii) general oilfield service revenue increased $1.1 million, or 7.9%, primarily as a result of the increased level of site preparation work incident to the rental of mats in the oilfield segment of that business; (iv) onsite environmental management service revenue declined approximately $300,000, or 4%, with the reduced level of current drilling-related projects more than offsetting increased activity in the remediation of old sites; and (v) revenue from wood product sales decreased approximately $500,000, due in part to production inefficiencies during the start-up of a new processing line and the inclusion of a large non-recurring order in prior year revenue.

 Operating Income from Continuing Operations

  Operating income from continuing operations increased by $9.1 million, or 76.4%, to $21 million in the 1995 period, compared to $11.9 million in the prior year. This represents an improvement in operating margin to 21.4% in 1995, compared to 14.9% in 1994.

  Primary components of the increase included: (i) approximately $2.9 million related to the effect of volume increases in both NOW and NORM processing;
(ii) $3.6 million from increased mat rerentals; (iii) $1.3 million resulting from the increase in the volume of mats rented, to approximately 200 million board feet, compared to 157 million in 1994, at similar margins; and (iv) an approximate $200,000 increase in operating profit on a better gross margin mix from wood product sales.

  The decline of $573,000 in general and administrative expenses primarily reflects the impact of approximately $600,000 of prior year charges for legal costs incurred in an appeal of an expropriation matter. Additionally, the provision for uncollectible accounts was $511,000 less in the 1995 period as compared to the 1994 period.

 Interest Expense

  Interest expense increased to $3.7 million in 1995, from $2.7 million in 1994. The increase was the result of an increase in borrowings, proceeds of which were used to fund continued additions to productive capacity, including Newpark's waste processing facilities, its prefabricated board road mats and additions to inventory, primarily at the sawmill facility.

 Non-Recurring Expense

  Results for the current period include $436,000 of non-recurring costs associated with a proposed merger which was not completed.

 Provision for Income Taxes

  During 1995, Newpark recorded an income tax provision of $4.8 million, or 28% of pre-tax income. While Newpark's net operating loss carryforwards remain to be used for income tax return purposes, for financial reporting purposes, substantially all of the remaining net operating loss and tax credit carryforwards applicable to federal taxes were recognized in the first half of the year, which reduced the effective tax rate for that portion of the year. During 1994, Newpark recorded a tax benefit of $85,000 as a result of the availability of net operating loss carryforwards.

 Net Income

  Net income increased by $2.8 million, or 30%, to $12.2 million in 1995, compared to $9.4 million in 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

 Revenues

  Total revenues increased from $56.3 million in 1993 to $79.6 million in 1994, an increase of $23.3 million, or 41.4%. Components of the increase by product line included: (i) a $9.4 million increase in offsite waste processing, composed of (a) an increase of $8.2 million, resulting from a 72.5% increase in the number of barrels of NOW waste received, which grew to
2.3 million in 1994 from 1.3 million in 1993, and (b) $1.2 million from NORM processing which began in the fourth quarter of 1994; (ii) an increase of $5.2 million of wood product sales revenue due to an increase in the total tonnage of products sold at similar pricing; (iii) a $3 million increase in onsite environmental management revenue reflecting the recovery of this market during 1994 once definitive NORM regulations were effected in both Louisiana and Texas, resulting in a total of 355,000 barrels of remediation waste being handled in 1994, as compared to only 22,000 in 1993; (iv) a $2 million increase in mat rental revenue, the net effect of a 29% increase in average pricing to approximately $93 per thousand board feet installed and a 4% decline in total volume to 157 million board feet in 1994, compared to 164 million board feet in 1993; and (v) an increase of approximately $2.1 million in general oilfield service revenue, which primarily reflects the increased site construction services related to the increased volume of mats installed on customers' sites. Other revenue included $1.6 million in 1994 from the lease of the facility formerly operated as a marine repair yard in Houston, Texas.

 Operating Income from Continuing Operations

  Operating income from continuing operations increased $7.5 million, from $4.4 million, or 7.8% of revenue, in 1993, to $11.9 million, or 14.9% of revenue, in the current period. Factors contributing to the increase included:
(i) a $3.1 million increase in operating income from offsite waste processing, of which approximately $600,000 relates to the receipt of 14,711 barrels of NORM waste solely during the fourth quarter of 1994, with the remainder attributable to increased volume and substantially unchanged profit contribution per barrel of NOW processed; (ii) $2.7 million from increased mat rental revenue; (iii) a $2.5 million increase resulting from the increase in the volume of mats rented; and (iv) a profit of approximately $800,000 (before related interest expense) from the lease of Newpark's former marine repair facility. These increases were partially offset by the following: (a) a $258,000 decrease in operating income from wood products sales due to higher inventory costs relative to 1993; (b) a $1.1 million increase in general and administrative expenses; and (c) a $300,000 increase in the provision for uncollectible accounts and notes receivable.

  General and administrative expenses as a proportion of revenue rose to 4.1% in 1994, from 3.8% in 1993, while rising in total by $1.1 million, to $3.2 million in 1994, from $2.1 million in 1993. The principal items associated with the increase included a charge for legal costs of approximately $600,000 incurred due to the appeal of an expropriation matter and a $130,000 provision for additional franchise taxes, as a result of a recently completed audit.

 Interest Expense

  Interest expense increased $1.4 million, to $2.7 million in 1994, compared to $1.3 million in 1993, as Newpark added approximately $17.5 million in net borrowings to finance new and existing facilities and equipment during 1994.

 Provision for Income Taxes

  During 1994, Newpark recorded a net deferred tax benefit of $200,000 as a result of recognizing the future benefit of the income tax carryforwards available to offset the estimated future earnings. See Note F in the Notes to Consolidated Financial Statements. The net deferred tax benefit was partially offset by current tax expense of $115,000.

 Net Income

  Net income increased to $9.4 million in 1994, from $2.4 million in 1993, an increase of $7 million, or 288%, equal to 29.9% of incremental revenues.

LIQUIDITY AND CAPITAL RESOURCES

  During 1995 and to date during 1996, Newpark's working capital needs were met primarily from operating cash flow. Newpark's working capital position decreased by $1.1 million during the three months ended March 31, 1996 and increased by $18.5 million during the year ended December 31, 1995.

                                                                 DECEMBER 31,
                                                                ---------------
                                                      MARCH 31,
                                                        1996     1995    1994
                                                      --------- ------- -------
   Working capital (in thousands)....................  $31,026  $32,108 $13,585
   Current ratio.....................................      2.4      2.3     1.8

  Throughout 1995, Newpark invested approximately $18 million to provide future capacity within key product lines. These improvements included the addition of two more injection wells and a grinding mill at the Big Hill facility, construction of a new injection facility (which includes two injection wells) at the Fannett site, construction of a bulk waste unloading facility adjacent to Newpark's existing Port Arthur facility, additions to Newpark's inventory of rental mats in the domestic market and an expansion of Newpark's rental mat business into Venezuela. As a result of these asset additions and expansion, long term debt increased to $46.7 million at year end, representing 36.3% of total long-term capital. A total of $43.4 million of the debt was funded through a credit facility with three banks, which was completed during the second quarter of the year.

  Newpark's credit facility provides for a total of up to $50 million of term financing consisting of a $25 million term loan to be amortized over five years and a $25 million revolving line of credit. At Newpark's option, these borrowings bear interest at either a specified prime rate or the LIBOR rate, plus a spread which is determined quarterly based upon the ratio of Newpark's funded debt to cash flow. The credit agreement requires that Newpark maintain certain specified financial ratios and comply with other usual and customary requirements. Newpark was in compliance with all of the covenants in the credit agreement at March 31, 1996. The term loan was used to refinance existing debt and is being amortized over a five year term ending June 29, 2000. In March 1996, the term loan was increased to $35 million, and the $10 million increase was used initially to reduce borrowings on the revolving line of credit portion of the facility. The revolving line of credit matures December 31, 1998. Availability of borrowings under the line of credit is tied to the level of Newpark's accounts receivable and certain inventory. At March 31, 1996, $5.8 million of letters of credit were issued and outstanding under the line and an additional $11.6 million had been borrowed and was outstanding thereunder. Effective April 24, 1996, Newpark replaced $3.8 million of outstanding letters of credit with a corporate guaranty, leaving $2 million of letters of credit outstanding.

  Net cash provided by operating activities was $4.2 million during the three months ended March 31, 1996, compared to $1.9 million in the comparable period of the prior year, an increase of $2.3 million. Approximately $2 million, or 87%, of the improvement was attributable to increased earnings adjusted for non-cash tax expense and depreciation and amortization. The remainder of the increase was the net effect of improved receivable turnover, net of reductions in accounts payable. Net cash provided by operations was supplemented by $2.6 million in additional net borrowings to finance $6.8 million of incremental capital investment.

  Newpark anticipates capital expenditures of approximately $19 million during the last three quarters of 1996, including: (i) approximately $7 million to purchase additional mats for its Venezuela joint venture; (ii) approximately $5 million for other international expansion in its mat business outside of Venezuela; and (iii) approximately $4 million to acquire and develop additional injection well sites and acquire associated equipment. Newpark also is in discussions with its joint venture partners in Venezuela for the purchase of their interests in such venture and anticipates that approximately $3 million may be used to acquire such interests during 1996. For 1997, Newpark anticipates capital expenditures of approximately $27 million, consisting of: (i) approximately $15 million in its mat rental business, including international expansion and mat purchases; (ii) approximately $8 million to acquire and develop additional injection well sites, including an industrial waste injection facility; and (iii) approximately $4 million for the upgrade and purchase of equipment. After taking into account the repayment of outstanding indebtedness as described in "Use of Proceeds", Newpark anticipates that all of its capital expenditure requirements will be satisfied with borrowings under its credit facilities and with cash flow from operations.

  Newpark presently has no commitments beyond its bank lines of credit by which it could obtain additional funds for current operations; however, it regularly evaluates potential borrowing arrangements which may be utilized to fund future expansion plans. Newpark believes that following the consummation of the Acquisition (including the completion of this Offering and the application of the net proceeds as described in "Use of Proceeds"), available borrowings under its current credit facility and internally generated funds will be sufficient to support its working capital, capital expenditure and debt service requirements for the foreseeable future. Except as described in the preceding paragraph, Newpark is not aware of any material capital expenditures, significant balloon payments or other payments on long-term obligations or any other demands or commitments, including off-balance sheet items, to be incurred beyond the next 12 months.

  Inflation has not materially impacted Newpark's revenues or income.

 Deferred Tax Asset

  Newpark accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". This standard requires, among other things, recognition of future tax benefits measured by enacted tax rates attributable to deductible temporary differences between the financial statement and income tax basis of assets and liabilities and to tax net operating loss and credit carryforwards to the extent that realization of such benefits is more likely than not. Newpark has provided a valuation allowance ($236,000 at December 31, 1995) for deferred tax assets which cannot be realized through future reversals of existing taxable temporary differences. Newpark believes that remaining deferred tax assets ($10,450,000 at December 31, 1995) are realizable through reversals of existing taxable temporary differences. Newpark will continue to assess the adequacy of the valuation allowance on a quarterly basis.

                                   BUSINESS

INTRODUCTION

  Newpark is a leading provider of integrated environmental services to the oil and gas exploration and production industry in the U.S. Gulf Coast area, principally in Louisiana and Texas. These services are concentrated in three key product lines: (i) processing and disposal of nonhazardous oilfield waste ("NOW"); (ii) processing and disposal of similar oilfield waste that is contaminated with naturally occurring radioactive material ("NORM"); and (iii) mat rental services in which patented prefabricated wooden mats are used as temporary worksites in oilfield and other construction applications.

  The following table sets forth, for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1994, and 1993, the amount of revenues for each class of similar products and services:

                                          THREE MONTHS
                                         ENDED MARCH 31, YEAR ENDED DECEMBER 31,
                                         --------------- -----------------------
                                          1996    1995    1995    1994    1993
                                         ------- ------- ------- ------- -------
                                           (UNAUDITED)
                                                     (IN THOUSANDS)
Revenues:
  Offsite waste processing.............. $ 7,833 $ 7,391 $31,126 $20,738 $11,354
  Mat rental............................   7,901   6,632  30,775  23,048  21,042
  General oilfield services.............   4,003   3,032  14,511  13,452  11,358
  Wood products sales...................   3,956   2,624  12,609  13,105   7,947
  Onsite environmental management.......   2,564   2,130   7,361   7,689   4,629
  Other.................................     510     400   1,600   1,600      --
                                         ------- ------- ------- ------- -------
    Total revenues...................... $26,767 $22,209 $97,982 $79,632 $56,330
                                         ======= ======= ======= ======= =======

OILFIELD WASTE DISPOSAL AND OTHER ENVIRONMENTAL SERVICES

  Newpark collects, processes and disposes of oilfield waste, primarily NOW and NORM. Newpark also treats NOW at the well site, remediates waste pits and provides general oilfield services. In its NOW processing and disposal business, Newpark processes the majority of the NOW received at its facilities for injection into environmentally secure geologic formations deep underground and creates from the remainder a product which is used as intermediate daily cover material or cell liner and construction material at municipal waste landfills. Since the fourth quarter of 1994, Newpark has provided processing and disposal of NOW waste that is contaminated with NORM by processing the waste into NOW for injection disposal into wells owned by Newpark. On May 21, 1996, Newpark was issued a license from the State of Texas authorizing the direct injection of NORM into disposal wells at Newpark's Big Hill, Texas, facility. The direct injection of NORM permitted under the new license expands Newpark's NORM disposal capacity and significantly reduces the amount of pre-injection processing and chemicals required, thereby reducing Newpark's cost of disposal. On June 10, 1996, Newpark amended an agreement with a major oil company to provide for a NORM waste disposal project, which Newpark estimates will require disposal of more than 200,000 barrels of NORM and related NOW and generate revenues of approximately $10 million over the first 12 months of the project.

  Newpark also provides industrial waste management, laboratory and consulting services for the customers of its NOW and NORM services. Newpark's offsite waste processing operations utilize a combination of proprietary preparation technology to blend the waste into an injectable slurry and specific underground geology into which the slurry is injected.

 NOW

  Nonhazardous Oilfield Waste, or NOW, is waste generated in the exploration for or production of oil and gas. These wastes typically contain levels of oil and grease, salts or chlorides, and heavy metals in excess of concentration limits defined by state regulators. NOW also includes soils which have become contaminated by these materials. In the environment, oil and grease and chlorides disrupt the food chain and have been determined by regulatory authorities to be harmful to plant and animal life, and heavy metals can become concentrated in living tissues.

 NORM

  Naturally Occurring Radioactive Material, or NORM, is present throughout the earth's crust at very low levels. Among the radioactive elements, only Radium 226 and Radium 228 are slightly soluble in water. Because of their solubility, which can carry them into living plant and animal tissues, these elements present a hazard. Radium 226 and Radium 228 can be leached out of hydrocarbon bearing strata deep underground by salt water which is produced with the hydrocarbons. Radium generally precipitates out of the production stream as it is drawn to the surface and encounters a pressure or temperature change in the well tubing or production equipment, forming a rust-like scale. This scale contains radioactive elements which, over many years, can become concentrated on tank bottoms or at water discharge points at production facilities. Thus, NORM waste is NOW that has become contaminated with these radioactive elements at concentration levels in excess of limits established by state regulatory authorities.

MAT RENTAL

  Newpark uses a patented interlocking wooden mat system to provide temporary worksites in unstable soil conditions typically found along the U.S. Gulf Coast. Prior to 1994, Newpark's mat rental services were provided primarily to the oil and gas exploration and production industry. In 1994, Newpark began marketing these temporary worksites to other industries. Increasing environmental regulation affecting the construction of pipelines, electrical distribution systems and highways in and through wetlands environments has provided a substantial new outlet for these services and has broadened the geographic areas served by Newpark to include the coastal areas of the Southeastern U.S., particularly Florida and Georgia, in addition to the U.S. Gulf Coast. Mat rental revenue has increased from $11 million in 1990 to $31 million in 1995. In anticipation of increased demand for hardwood lumber used in construction of its mats, Newpark purchased a sawmill in Batson, Texas, in October 1992. Newpark has since doubled the capacity of the sawmill and expects to fully utilize such capacity in serving its mat rental business.

  The recent trend toward more strict environmental regulation of both drilling and production operations conducted by Newpark's customers has resulted in greater synergy between Newpark's mat rental and general oilfield construction services and its other environmental services. Newpark offers its services individually and as an integrated package and provides a comprehensive combination of on-site waste management and construction services for both the drilling of new sites and the remediation of existing sites.

DEVELOPMENT OF THE BUSINESS

  Since 1990, Newpark has concentrated on expanding and further integrating its environmental service capabilities. Through acquisitions in 1990 and 1991, Newpark extended its environmental services into the Texas Gulf Coast region. In May 1991, Newpark expanded its processing capacity by constructing a new NOW processing facility in Port Arthur, Texas, replacing a smaller facility. Newpark has further increased capacity through subsequent equipment additions and improvements in process technology and procedures. Beginning in 1992, Newpark determined to develop a deep well injection program and, in March 1993, completed its first facility for underground disposal of NOW, at Big Hill, Texas. During 1994, Newpark obtained a permit to process NORM waste for disposal, and thus became a participant in the NORM disposal business. During its first full year of operation, the NORM plant processed 70,000 barrels of waste, generating revenue of $6 million.

  Recent developments include:

  . On June 10, 1996, Newpark amended an agreement with a major oil company to provide for a NORM waste disposal project, which Newpark estimates will require disposal of more than 200,000 barrels of NORM and related NOW and generate revenues of approximately $10 million over the first 12 months of the project.

  . On May 21, 1996, Newpark was awarded a license from the State of Texas authorizing the direct injection of NORM into disposal wells at its Big Hill, Texas facility.

  . The trend toward more stringent regulation of NOW and NORM waste continued during 1995. NORM regulations were adopted in several states, most importantly New Mexico and Texas. The NORM regulations were revised in Louisiana and Mississippi, and draft regulations have been prepared, but are not yet proposed, in Oklahoma.

  . The volume of NOW processed by Newpark grew by 25% during 1995, to 2.9 million barrels, despite a slightly lower rig count. The effect on Newpark's services of a small decline in the number of active drilling rigs was substantially offset by deeper drilling by Newpark's customers. In the three months ended March 31, 1996, the volume of NOW processed increased by 8% compared to the same period in 1995.

  . A NOW facility, located near Fannett, Texas, was opened in the third quarter of 1995 in anticipation of the conversion of the Big Hill facility into a NORM facility, and additional wells were drilled at the Big Hill facility, providing a further increase in waste disposal capacity.

  . Newpark extended its mat rental services to non-oilfield uses in Florida and Georgia.

  . Newpark initiated a joint venture to provide its mat rental services to the exploration and production market in Venezuela.

  NORM Direct Injection License. On May 21, 1996, Newpark was awarded a new license from the State of Texas permitting receipt of NORM waste and direct injection disposal of NORM at its Big Hill facility, without the requirement to process the waste until it attains NOW characteristics. The Big Hill facility will become Newpark's principal NORM disposal facility. Under the new license, the processing facility and the disposal wells will be located at the same site, minimizing transportation costs. Additionally, since the new license allows injection of more concentrated NORM into the wells, subject only to Newpark's facility contamination limits, the volume of material injected is substantially lower than for the prior process, significantly expanding the capacity and extending the useful life of the site. Newpark believes that the new license will allow it to reduce prices to customers and encourage the use of the direct injection process for the disposal of large volumes of NORM. The recent contract with a major oil company for a large NORM disposal project is the first remediation project to take advantage of this new direct injection license.

  Developments related to NOW. Newpark processed and disposed of 745,000 barrels of NOW in the first quarter of 1996, of which 622,000 barrels were generated from current drilling and production operations and 123,000 barrels were generated from the remediation of old pits and production facilities, compared with 690,000 barrels in the first quarter of 1995, of which 600,000 were from current drilling and production operations and 90,000 were from remediation activities. Newpark processed and disposed of 2,905,000 barrels of NOW in 1995, of which 2,364,000 barrels were generated from current drilling and production operations and 541,000 barrels were generated from the remediation of old pits and production facilities, compared with 2,329,000 barrels in 1994, of which 1,974,000 were from current drilling and production operations and 355,000 were from remediation activities.

  During 1995, Newpark further expanded its NOW injection facility, located at Big Hill, Texas, drilling two additional injection wells and constructing a grinding mill at the site to more efficiently handle the large quantities of waste resulting from the growing remediation market. The mill is used to reduce and make uniform the size of the particles in the waste stream to maintain desired flow characteristics in Newpark's injection wells. In September 1995, Newpark opened its second injection site, at Fannett, Texas, drilling two wells at that facility, and in the fourth quarter, completed a bulk barge unloading facility adjacent to the original Port Arthur processing facility. Together with additions to personnel and equipment at its receiving facilities, this increased Newpark's NOW processing capacity to approximately 500,000 barrels per month. Newpark intends to use the Big Hill facility primarily for disposal of NORM, and the Fannett facility will become Newpark's primary facility for the disposal of NOW.

  Services to wetlands construction projects. Many of the environmental concerns that have affected drilling in the environmentally sensitive marshes of the U.S. Gulf Coast are now beginning to affect other construction activities in the U.S. Gulf Coast and other geographic areas. Federal and state regulatory agencies have begun to require increased precautions to prevent construction-related damage to the environment in wetlands areas throughout the United States. Newpark believes that its prefabricated mat technology is well-suited for use in construction projects in wetlands and other areas characterized by unstable soil conditions. During 1995, Newpark performed projects in connection with pipeline, electrical utility and highway construction projects in Georgia, Florida, Texas and Louisiana. Newpark anticipates that similar opportunities will allow it to continue to diversify its geographic base by participating in construction related activities in other states.

  Venezuela joint venture. The Venezuelan government has recently enacted legislation designed to speed the opening of its petroleum sector to foreign investment, including international oil companies, in furtherance of a national objective of increasing that country's production of oil to 5 million barrels per day by the year 2005. Many of the international oil companies investing in Venezuela are Newpark's customers in the United States. During the first quarter of 1995, Newpark invested in a joint venture, in which Newpark holds a 38.8% interest, providing mat rental services in Venezuela in support of oil and gas exploration and production activities. A total of 7,000 mats were shipped to the market during the year and, by year end, substantially all were under contract to a customer. As of May 31, 1996, there were approximately 12,000 mats in inventory in Venezuela, with an additional 6,000 mats in transit. Newpark expects that activity in Venezuela will continue to increase as further exploration concessions are granted.

  Drilling activity. The level of drilling activity in Newpark's service areas declined 4%, to an average of 195 rigs working in 1995, compared to 202 during 1994. This mirrored the decline in the U.S. rig count, which averaged 723 in 1995 compared to 774 in 1994. The 1995 activity level was the second lowest since 1940, after an average of 717 recorded in 1992. In much of the coastal marsh and inland waters, termed the "transition zone", the high cost associated with access to the site and the lack of seismic data has been an obstacle to development. As a result, the area has been less actively drilled compared to offshore and land areas. High quality seismic data has become available for sites in the transition zone only through recent improvements in technology. The increased use of advanced seismic data and the computer-enhanced interpretation of that data has enabled Newpark's customers to select exploratory drilling sites with greater likelihood of success. This enables them to undertake more expensive projects, such as drilling in the transition zone along the U.S. Gulf Coast region.

  Such projects rely heavily on services such as Newpark's integrated environmental services. Deeper wells require the construction of larger locations to accommodate the drilling equipment and the equipment for handling drilling fluids and associated wastes; such locations generally are in service for significantly longer periods and generate additional mat rental revenues. Deeper wells also require more chemically complex drilling fluid programs. Newpark believes that deeper drilling has contributed significantly to the increased demand for Newpark's services.

REGULATORY BACKGROUND

  The oilfield market for environmental services has increased as regulations have increased. Louisiana, Texas and other states have enacted comprehensive laws and regulations governing the proper handling of NOW and NORM. This also has heightened the awareness of both the generators of waste and landowners of the need for proper treatment and disposal of such waste in both the drilling of new wells and the remediation of production facilities.

  For many years, prior to current regulation, industry practice was to allow NOW to remain in the environment. Onshore, surface pits were used for the disposal of NOW; offshore, NOW was discharged directly into the water. As a result of increasing public concern over the environment, NOW disposal has in recent years become subject to public scrutiny and governmental regulation. Operators of exploration and production facilities, including major and independent oil companies, have found themselves subject to laws and regulations issued by numerous jurisdictions and agencies. These laws and regulations have imposed strict requirements for ongoing drilling and production activities in certain geographic areas, as well as for the remediation of sites contaminated by past disposal practices and, in many respects, have prohibited the prior disposal practices. In addition, operators have become concerned about possible long-term liability for remediation, and landowners have become more aggressive about land restoration. For these reasons, operators are increasingly retaining service companies, such as Newpark, to devise and implement comprehensive waste management techniques to handle waste on an ongoing basis and to remediate past contamination of oil and gas properties.

  Late in 1992, the Louisiana Department of Environmental Quality ("DEQ") began to promulgate and enforce new, stricter limits on the level of radium concentration above which NOW became categorized as NORM. NORM regulations require more stringent worker protection, handling and storage procedures than those required of NOW under Louisiana Statewide Executive Order 29-B. Uncertainty in measuring NORM concentration was created by apparent inconsistencies in the results produced by alternative testing methodologies allowed in then current regulations. Early in 1994, DEQ published draft NORM regulations which, with minor modification, became effective January 20, 1995, as LAC 33:XV.1401-1420, Chapter 14. In Texas, the Railroad Commission adopted final rules ("Rule 94") effective February 1, 1995. Adoption of these regulations has resolved the regulatory uncertainty associated with NORM in Texas and Louisiana.

  The primary laws that have helped to create the market for Newpark's environmental services in the U.S. Gulf Coast region, and which apply to Newpark in the conduct of its business, are the Resource Conservation and Recovery Act of 1976, as amended in 1984 ("RCRA"), the Comprehensive Environmental Response, Compensation, and Liability Act, as amended in 1986 ("CERCLA"), the laws and regulations promulgated by the states of Louisiana, Texas and Alabama, the Federal Water Pollution Control Act, as amended (the "Clean Water Act"), and the Federal Oil Pollution Act of 1990 ("OPA"). These laws are discussed below under "Environmental Regulation".

DESCRIPTION OF BUSINESS

 Oilfield Waste Disposal

  NOW Waste Processing. Generally under state regulation, if NOW cannot be treated for discharge or disposed of on the oil or gas lease location where it is generated, it must be transported to a licensed NOW disposal or treatment facility. There are several alternatives for offsite disposal of NOW available to generators in the U.S. Gulf Coast, including: (i) land-farming, provided by Newpark's competitors; (ii) processing and conversion of the NOW into a reuse product; and (iii) underground injection. See "Injection Wells". Newpark processes NOW waste at a facility located at Port Arthur, Texas, which was opened in 1991. Newpark also operates six other receiving and transfer facilities located along the U.S. Gulf Coast from Venice, Louisiana, to Corpus Christi, Texas. Waste products are collected at the transfer facilities: offshore exploration and production sites; land and inland waters exploration and production sites; and remediation of existing or inactive well sites and production facilities. These facilities are supported by a fleet of 42 double-skinned barges certified by the U. S. Coast Guard to transport NOW. Waste received is transported by barge through the Gulf Intracoastal Waterway to Newpark's processing facility at Port Arthur, Texas, or trucked to facilities at Fannett or Big Hill, Texas. Since November 1994, Newpark has disposed of a majority of the waste received at its processing facility by injection of the waste into disposal wells at its Big Hill facility and, since the third quarter of 1995, at its Fannett facility, which is currently Newpark's primary NOW facility.

  Previously a large portion and currently a small portion of the waste is converted into a commercial product that meets the specifications under applicable federal and state regulations for reuse as a covering material or cell liner material and other construction purposes at sanitary landfills. Under these regulations, landfills must cover the solid waste deposited daily with earth or other inert material. Newpark's product is deposited at either the City of Port Arthur Municipal Landfill or the City of Beaumont Municipal Landfill for use as cover or construction material pursuant to contracts with the respective cities. This reuse is conducted under authorization from the Texas Natural Resources Conservation Commission and is permitted by the Texas Railroad Commission, under a permit that was renewed in January 1994, for a three year period. Newpark also has developed alternative uses for the product as roadbase material or construction fill material.

  NORM Processing and Disposal. Newpark's entry into the onsite remediation
(1993) and disposal (1994) of NORM waste is discussed under "Business-Development of the Business". Many alternatives are available to the generator for the treatment and disposal of NORM. These include both chemical and mechanical methods designed to achieve volume reduction, on-site burial of encapsulated NORM within old well bores, and soil washing and other techniques of dissolving and suspending the radium in solution for onsite injection of NORM liquids. When the application of these techniques are insufficient to bring the site into compliance with applicable regulations, the NORM must be transported to a licensed storage or disposal facility. The growth in the NORM disposal market also can be attributed to increased litigation on the part of landowners who contend that their property has been damaged by past practices of the oil and gas industry. In some cases, settlement of the litigation has mandated the remediation of sites by offsite disposal of the NORM waste. In addition, these lawsuits have caused other operators to dispose of NORM waste offsite to avoid the threat of future litigation.

  Newpark's initial NORM processing facility in Port Arthur, Texas was licensed in September 1994 and began operations October 21, 1994. During 1995, Newpark received 70,000 barrels of NORM contaminated waste at its Port Arthur facility, generally by barge or truck, in drums or other containers, which was then processed and transported by truck to Newpark's injection well facility. On May 21, 1996, Newpark was awarded a new license permitting receipt of NORM waste and direct injection disposal of NORM at its Big Hill, Texas facility, without the requirement to process the waste until it attains NOW characteristics, as was the case at the Port Arthur facility. Additionally, since the processing facility and the disposal wells can now be located at the same site, transportation costs are minimized. Although Newpark will continue some processing of NORM as well as NOW at the Port Arthur facility, a substantial portion of the processing equipment will be moved from Port Arthur to the Big Hill facility. The new license also allows injection of more concentrated NORM into the wells, subject only to Newpark's facility contamination limits, without the introduction of viscosifiers and carrying agents that often results in significant volume expansion. As a result, the capacity and useful life of the site is extended. Newpark believes that the new license will allow it to reduce prices to customers and encourage the use of the direct injection process for the disposal of large volumes of NORM.

  Injection Wells. In February 1993, upon receipt of a permit from the Texas Railroad Commission, Newpark began development of a 50 acre injection well facility in the Big Hill Field in Jefferson County, Texas. Newpark's injection technology is distinguished from conventional methods in that it utilizes environmentally secure geologic formations which are highly fractured, allowing Newpark to utilize very low pressure, typically under 100 pounds per square inch, to move the waste into the injection zone. Conventional wells typically use pressures as high as 2,000 pounds per square inch. In the event of a formation failure or blockage of the face of the injection zone, such pressure can force waste material beyond the intended zone, posing a hazard to the environment. The low pressure used by Newpark is inadequate to drive the injected waste from its intended geologic injection zone.

  Three wells were initially installed at the Big Hill facility and two additional wells were successfully completed during 1995. Disposal operations began at this site in November 1993. During 1995, Newpark licensed and constructed a new injection well facility at a 400 acre site near Fannett, Texas, which was placed in service in September 1995. Because of differences between the geology and physical size of the two sites, the Fannett site is expected to provide greater capacity than the Big Hill site. The injection wells at Fannett receive NOW waste from Newpark's processing facilities at Port Arthur, as well as from customers in the surrounding area.

  Newpark anticipates that it will open additional injection facilities for both NOW and NORM waste in Louisiana and Texas over the next two to three years. Newpark has identified a number of sites in the U.S. Gulf Coast region as suitable for development of such disposal facilities, has received permits for one additional site in Texas and plans to file for additional permit authority in Louisiana. Newpark believes that its proprietary injection technology has application to other markets and waste streams and has begun preliminary work and analysis to enter the nonhazardous industrial waste market in the future.

  Newpark also operates an analytical laboratory in Lafayette, Louisiana, which supports all phases of its environmental services and provides independent laboratory services to the oil and gas industry. These services include analytical laboratory and sampling services, permit application and maintenance services and environmental site assessment and audit services.

 Mat Rental

  In 1988, Newpark acquired the right to use, in Louisiana and Texas, a patented prefabricated interlocking mat system for the construction of drilling and work sites, which has displaced use of individual hardwood boards. This system is quicker to install and remove, substantially reducing labor costs. It is also stronger, easier to repair and maintain and generates less waste material during construction and removal than conventional board roads. In 1994, Newpark acquired the exclusive right to use this system in the continental U.S. for the life of the patent, which expires in 2003.

  Oilfield Use. Newpark provides this patented interlocking mat system to the oil and gas industry to ensure all-weather access to exploration and production sites in the unstable soil conditions common along the onshore Gulf of Mexico. The mats are generally rented to the customer for an initial period of 60 days; after that time, additional rentals are earned on a monthly basis until the mats are released by the customer.

  Wetlands Use. Beginning in 1994, Newpark recognized the development of a related use for its patented mat system in providing access roads and temporary work sites to the pipeline, electrical utility and highway construction industries. Demand for these services was spurred by Federal Energy Regulatory Commission orders requiring compliance with environmental protection rules under the Clean Water Act in the pipeline construction business. In 1994, Newpark received approximately $2.4 million in revenue from this source. During 1995, approximately $7 million in revenues was attributable to wetlands applications.

  Rerentals. Drilling and work sites are typically rented by the customer for an initial period of 60 days. Often, the customer extends the rental term for additional 30 day periods, resulting in additional revenues to Newpark. These rerental revenues provide high margins because only minimal incremental depreciation and maintenance costs accrue to each rerental period. Factors which may increase rerental revenue include: (i) the trend toward increased activity in the "transition zone" along the Gulf of Mexico, an area in which Newpark's mat system provides the primary means of access; (ii) a trend toward deeper drilling, taking a longer time to reach the desired depth; and, (iii) the increased frequency of commercial success, requiring logging, testing and completion (hook-up), extending the period during which access to the site is required. In the opinion of industry analysts, application of advanced technologies, particularly the use of three-dimensional seismic data, has contributed to these trends.

  New Products. All of the established mat patents utilize hardwood to construct the mat. Beginning in 1994, Newpark began funding the development of a patented synthetic molded mat fabricated from recycled post-consumer plastic, rubber, fiberglass and resins. A limited number of pre-production samples of a prototype mat were delivered to Newpark for testing in April 1996. Pending successful results in the testing program and construction by the manufacturer of a production facility, Newpark expects to begin taking delivery of commercial quantities of these new mats during 1998. No assurances can be given, however, that these mats will be successfully produced or become accepted in the mat rental market.

 Onsite Environmental Management

  Promulgation and enforcement of increasingly stringent environmental regulations affecting drilling and production sites has increased the scope of services required by the oil companies. Often it is more efficient for the site operator to contract with a single company that can provide all-weather site access and provide the required onsite and offsite environmental services on a fully integrated basis. Newpark provides a comprehensive range of environmental services necessary for its customers' oil and gas exploration and production activities.

  Site Assessment. Site assessment work begins prior to installation of mats on a drilling site, and generally begins with a study of the proposed well site, which includes site photography, background soil sampling, laboratory analysis and investigation of flood hazards and other native conditions. The assessment determines whether the site has previously been contaminated and provides a baseline for later restoration to pre-drilling condition.

  Pit Design, Construction and Drilling Waste Management. Under its Environmentally Managed Pit ("EMP") Program, Newpark constructs waste pits at drilling sites and monitors the waste stream produced in drilling operations and the contents and condition of the pits with the objective of minimizing the amount of waste generated on the site. Where possible, Newpark disposes of waste onsite by land-farming, through chemical and mechanical treatment of liquid waste and by annular injection into a suitably permitted underground formation. Waste water treated onsite may be reused in the drilling process or, where permitted, discharged into adjacent surface waters.

  Regulatory Compliance. Throughout the drilling process, Newpark assists the operator in interfacing with the landowner and regulatory authorities. Newpark also assists the operator in obtaining necessary permits and in complying with record maintenance and reporting requirements.

 Site Remediation.

  NOW (Drilling). At the completion of the drilling process, under applicable regulations, waste water on the site may be chemically or mechanically treated and discharged into surface waters. Other waste that may not remain on the surface of the site may be land-farmed on the site or injected under permit into geologic formations to minimize the need for offsite disposal. Any waste that does not remain onsite must be transported to an authorized facility for processing and disposal at the direction of the generator or customer.

  NOW (Production). Newpark also provides services to remediate production pits and inactive waste pits including those from past oil and gas drilling and production operations. Newpark provides the following remediation services: (i) analysis of the contaminants present in the pit and a determination of whether remediation is required by applicable state regulation; (ii) treatment of waste onsite, and where permitted, reintroduction of that material into the environment; and (iii) removal, containerization and transportation to Newpark's processing facility of NOW waste not treated onsite.

  NORM. In January 1994, Newpark became a licensed NORM contractor, allowing Newpark to perform site remediation work at NORM contaminated facilities in Louisiana and Texas. Because of the need for increased worker-protective equipment, extensive decontamination procedures and other regulatory compliance issues at NORM facilities, the cost of providing such services is materially greater than at NOW facilities and such services generate proportionately higher revenues and operating margins than similar services at NOW facilities.

  Site Closure. The location is restored to its pre-drilling condition and reseeded with native grasses. Closure also involves delivery of test results indicating that closure has been completed in compliance with applicable regulations. This information is important to the customer because the operator is subject to future regulatory review and audits. In addition, the information may be required on a current basis if the operator is subject to a pending regulatory compliance order.

 Wood Product Sales

  By the end of 1991, Newpark had become aware of increasing environmental regulation affecting wetlands areas. These regulations have affected the oil and gas drilling industry as well as pipeline, electrical distribution and highway projects. In anticipation of increased demand for hardwood lumber used in providing access to such wetlands sites, Newpark purchased a sawmill in Batson, Texas, in October 1992. The mill's products include lumber, timber, and wood chips, as well as bark and sawdust. Pulp and paper companies in the area supply a large proportion of the hardwood logs processed at the sawmill and, in turn, are the primary customers for wood chips created in the milling process. During 1993, Newpark invested approximately $1 million in expansion of the sawmill to increase its capacity for producing wood chips. During 1995, Newpark invested an additional $750,000 to install a log watering system to maintain the level of moisture in the wood chips produced, as desired by its customers, and for expanded and improved sawing capacity, which improved both production and efficiency. Newpark believes that the capacity of the sawmill will be sufficient to meet its anticipated hardwood lumber needs for the foreseeable future.

 General Oilfield Services

  Newpark performs general oilfield services throughout the U.S. Gulf Coast area between Corpus Christi, Texas and Pensacola, Florida. General oilfield services performed by Newpark include preparing work sites for the installation of mats, connecting wells and placing them in production, laying flow lines and infield pipelines, building permanent roads, grading, lease maintenance (the maintenance and repair of producing well sites), cleanup and general roustabout services. General oilfield services are typically performed under short-term time and material contracts, which are obtained by direct negotiation or bid.

INTERNATIONAL EXPANSION

  During the first quarter of 1995, Newpark initiated participation in a venture which provides mat rental services to the oil and gas industry in Venezuela. Revenue from foreign operations has been immaterial in each of the past three years. Newpark is currently in discussions with its joint venture partners in Venezuela for the purchase of their interests in such venture, and Newpark may acquire such interests during 1996. Newpark also is currently reviewing expansion opportunities for its mat rental services in other foreign markets, including Europe, Africa, Asia and South America.

SOURCES AND AVAILABILITY OF RAW MATERIALS AND EQUIPMENT

  Newpark believes that its sources of supply for any materials or equipment used in its businesses are adequate for its needs and that it is not dependent upon any one supplier. No serious shortages or delays have been encountered in obtaining any raw materials.

PATENTS AND LICENSES

  Newpark seeks patents and licenses on new developments whenever feasible and has recently applied for U.S. patents on its new NOW and NORM waste processing and injection disposal system. Newpark has the exclusive license for the life of the patent (which expires in 2003) to use, sell and lease the prefabricated mats that it uses in connection with its site preparation business in the 48 contiguous states of the United States. The licensor has the right to sell mats in states where Newpark is not engaged in business, but only after giving Newpark the opportunity to take advantage of the opportunity itself. The license is subject to a royalty which Newpark can satisfy by purchasing specified quantities of mats annually from the licensor.

  Newpark relies on a variety of unpatented proprietary technologies and know-how in the processing of NOW and NORM. Although Newpark believes that this technology and know-how are important factors in the environmental services business, competitive products and services have been successfully developed and marketed by others. Newpark believes that its reputation in its industry, the range of services offered, ongoing technical development and know-how, responsiveness to customers and understanding of regulatory requirements are of equal or greater competitive significance than its existing proprietary rights.

DEPENDENCE UPON LIMITED NUMBER OF CUSTOMERS

  Newpark's customers are principally major and independent oil and gas exploration and production companies operating in the U.S. Gulf Coast area, with the vast majority of Newpark's customers concentrated in Louisiana and Texas.

  During the year ended December 31, 1995, approximately 30% of Newpark's revenues were derived from 14 major oil companies, and one other customer accounted for approximately 16% of consolidated revenues. Given current market conditions and the nature of the products involved, Newpark does not believe that the loss of this customer would have a material adverse effect upon Newpark.

  Newpark performs services either pursuant to standard contracts or under longer term negotiated agreements. As most of Newpark's agreements with its customers are cancelable upon limited notice, Newpark's backlog is not significant. For the year ended December 31, 1995, approximately half of the revenues of the environmental services segment were obtained on a bid basis, and half of its revenues were derived on a negotiated or contractual basis.

  Newpark does not derive a significant portion of its revenues from government contracts of any kind.

COMPETITION

  Newpark operates in highly competitive industry segments. Newpark believes that the principal competitive factors in its businesses are price, reputation, technical proficiency, reliability, quality and breadth of services offered, managerial experience. Newpark believes that it effectively competes on the basis of these factors and that its competitive position benefits from its proprietary position with respect to the patented mat system used in its site preparation business, its proprietary treatment and disposal methods for both NOW and NORM waste streams and its ability to provide its customers with an integrated well site management program including environmental and general oilfield services.

  It is often more efficient for the site operator to contract with a single company that can prepare the well site and provide the required onsite and offsite environmental services. Newpark believes that its ability to provide a number of services as part of a comprehensive program enables Newpark to price its services competitively.

  The NOW disposal market is very large. Only a small portion of the total waste generated is taken to a commercial disposal facility and many other methods exist for dealing with the waste stream. In the areas served by Newpark, there are at least 250 permitted commercial facilities, including landfarms, landfills and injection facilities authorized to dispose of NOW. There also are thousands of infield injection wells owned and operated by oil and gas producers.

ENVIRONMENTAL DISCLOSURES

  Newpark has sought to comply with all applicable regulatory requirements concerning environmental quality. Newpark has made, and expects to continue to make, the capital expenditures necessary to maintain environmental compliance at its facilities, but, under current laws and regulations, does not expect that these will become material in the foreseeable future. No material capital expenditures for environmental compliance were made during 1995.

  Newpark derives a significant portion of its revenue from providing environmental services to its customers. These services have become necessary in order for these customers to comply with regulations governing the discharge of materials into the environment. Substantially all of Newpark's capital expenditures made during 1994 and 1995, and those planned for 1996, are directly or indirectly the result of such regulation.

EMPLOYEES

  At May 31, 1996, Newpark employed approximately 535 full and part-time personnel, none of which are represented by unions. Newpark considers its relations with its employees to be satisfactory.

ENVIRONMENTAL REGULATION

  Newpark's business is affected both directly and indirectly by governmental regulations relating to the oil and gas industry in general, as well as environmental, health and safety regulations that have specific application to Newpark's business. Newpark, through the routine course of providing its services, handles and profiles hazardous regulated material for its customers. Newpark also handles, processes and disposes of nonhazardous regulated materials. This section discusses various federal and state pollution control and health and safety programs that are administered and enforced by regulatory agencies, including, without limitation, the U.S. Environmental Protection Agency ("EPA"), the U.S. Coast Guard, the U.S. Army Corps of Engineers, the Texas Natural Resource Conservation Commission, the Texas Department of Health, the Texas Railroad Commission, the Louisiana Department of Environmental Quality and the Louisiana Department of Natural Resources. These programs are applicable or potentially applicable to Newpark's current operations. Although Newpark intends to make capital expenditures to expand its environmental services capabilities, Newpark believes that it is not presently required to make material capital expenditures to remain in compliance with federal, state and local laws and regulations relating to the protection of the environment.

  RCRA. The Resource Conservation and Recovery Act of 1976, as amended in 1984, ("RCRA"), is the principal federal statute governing hazardous waste generation, treatment, storage and disposal. RCRA and EPA-approved state hazardous waste management programs govern the handling of "hazardous wastes". Under RCRA, liability and stringent operating requirements are imposed on a person who is either a "generator" or "transporter" of hazardous waste or an "owner" or "operator" of a hazardous waste treatment, storage or disposal facility. The EPA and the states have issued regulations pursuant to RCRA for hazardous waste generators, transporters and owners and operators of hazardous waste treatment, storage or disposal facilities. These regulations impose detailed operating, inspection, training and emergency preparedness and response standards and requirements for closure, continuing financial responsibility, manifesting of waste, record-keeping and reporting, as well as treatment standards for any hazardous waste intended for land disposal.

  Newpark's primary operations involve NOW, which is exempt from classification as a RCRA-regulated hazardous waste. However, extensive state regulatory programs govern the management of such waste. In addition, in performing other services for its customers, Newpark is subject to both federal (RCRA) and state solid or hazardous waste management regulations as contractor to the generator of such waste.

  At various times in the past, proposals have been made to rescind the exemption that excludes NOW from regulation as hazardous waste under RCRA. Repeal or modification of this exemption by administrative, legislative or judicial process could require Newpark to change significantly its method of doing business. There is no assurance that Newpark would have the capital resources available to do so, or that it would be able to adapt its operations.

  Newpark's operations also require it to comply with Subtitle I of RCRA, which regulates underground storage tanks in which liquid petroleum or hazardous substances are stored. States have similar regulations, many of which are more stringent in some respects than federal programs. The implementing regulations require that each owner or operator of an underground tank notify a designated state agency of the existence of such underground tank, specifying the age, size, type, location and use of each such tank. The regulations also impose design, construction and installation requirements for new tanks, tank testing and inspection requirements, leak detection, prevention, reporting and cleanup requirements, as well as tank closure and removal requirements.

  Newpark has a number of underground storage tanks that are subject to the requirements of RCRA and applicable state programs. Violators of any of the federal or state regulations may be subject to enforcement orders or significant penalties by the EPA or the applicable state agency. Newpark is not aware of any instances in which it has incurred liability under RCRA for failure to comply with regulations applicable to its underground storage tanks. However, cleanup costs associated with releases from these underground storage tanks or costs associated with changes in environmental laws or regulations could be substantial and could have a material adverse effect on Newpark.

  CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act, as amended in 1986, ("CERCLA"), provides for immediate response and removal actions coordinated by the EPA for releases of hazardous substances into the environment and authorizes the government, or private parties, to respond to the release or threatened release of hazardous substances. The government may also order persons responsible for the release to perform any necessary cleanup. Liability extends to the present owners and operators of waste disposal facilities from which a release occurs, persons who owned or operated such facilities at the time the hazardous substances were released, persons who arranged for disposal or treatment of hazardous substances and waste transporters who selected such facilities for treatment or disposal of hazardous substances. CERCLA has been interpreted to create strict, joint and several liability for the costs of removal and remediation, other necessary response costs and damages for injury to natural resources.

  Among other things, CERCLA requires the EPA to establish a National Priorities List ("NPL") of sites at which hazardous substances have been or are threatened to be released and that require investigation or cleanup. The NPL is constantly expanding. In addition, the states in which Newpark conducts operations have enacted similar laws and keep similar lists of sites which may be in need of remediation.

  Although Newpark primarily handles oilfield waste classified as NOW under relevant laws, this waste typically contains constituents designated by the EPA as hazardous substances under RCRA, despite the current exemption of NOW from hazardous substance classification, or under another environmental statute referenced by CERCLA. Where Newpark's operations result in the release of hazardous substances, including releases at sites owned by other entities where Newpark performs its services, Newpark could incur CERCLA liability. Previously owned businesses also may have disposed or arranged for disposal of hazardous substances that could result in the imposition of CERCLA liability on Newpark in the future. In particular, divisions and subsidiaries previously owned by Newpark were involved in extensive mining operations at facilities in Utah and Nevada. In addition, divisions and subsidiaries previously owned by Newpark were involved in waste generation and management activities in numerous states. These activities involved substances that may be classified as CERCLA hazardous substances. Any of those sites or activities potentially could be the subject of future CERCLA damage claims.

  Newpark currently is, and in the past has been, named by the EPA as a potentially responsible party in CERCLA actions based on its disposal of oilfield wastes at such sites, but the liability associated with such actions has not been material. Nonetheless, the identification of additional sites at which clean-up action is required could subject Newpark to liabilities which could have a material adverse effect on Newpark.

  The Clean Water Act. The Clean Water Act regulates the discharge of pollutants, including NOW, into waters. The Clean Water Act establishes a system of standards, permits and enforcement procedures for the discharge of pollutants from industrial and municipal waste water sources. The law sets treatment standards for industries and waste water treatment plants and provides federal grants to assist municipalities in complying with the new standards. In addition to requiring permits for industrial and municipal discharges directly into waters of the United States, the Clean Water Act also requires pretreatment of industrial waste water before discharge into municipal systems. The Clean Water Act gives the EPA the authority to set pretreatment limits for direct and indirect industrial discharges.

  In addition, the Clean Water Act prohibits certain discharges of oil or hazardous substances and authorizes the federal government to remove or arrange for removal of such oil or hazardous substances. The Clean Water Act also requires the adoption of the National Contingency Plan to cover removal of such materials. Under the Clean Water Act, the owner or operator of a vessel or facility may be liable for penalties and costs incurred by the federal government in responding to a discharge of oil or hazardous substances.

  Newpark treats and discharges waste waters at certain of its facilities. These activities are subject to the requirements of the Clean Water Act and federal and state enforcement of these regulations.

  The Clean Water Act also has a significant impact on the operations of Newpark's customers. The EPA Region 6 Outer Continental Shelf ("OCS") permit covering oil and gas operations in federal waters in the Gulf (seaward of the Louisiana and Texas territorial seas) was reissued in November, 1992 and modified in December, 1993. This permit includes stricter discharge limits for oil and grease concentrations in produced waters to be discharged. These limits are based on the Best Available Treatment ("BAT") requirements contained in the Oil and Gas Offshore Subcategory national guidelines which were published March 3, 1993. Additional requirements include toxicity testing and bioaccumulation monitoring studies of proposed discharges.

  EPA Region 6, which includes Newpark's market, continues to issue new and amended National Pollution Discharge Elimination System ("NPDES") general permits further limiting or restricting substantially all discharges of produced water from the Oil and Gas Extraction Point Source Category into waters of the United States. These permits include:

  . Onshore subcategory permits for Texas, Louisiana, Oklahoma and New Mexico issued in February, 1991 (56 Fed. Reg. 7698). These permits completely prohibit the discharge of drilling fluids, drill cuttings, produced water or sand, and various other oilfield wastes generated by onshore operations into waters of the U.S. This provision has the effect of requiring that most oilfield wastes follow established state disposal programs.

  . Permits for produced water and produced sand discharges into coastal waters of Louisiana and Texas issued on January 9, 1995 (60 Fed. Reg.
     2387). Coastal means "any water landward of the territorial seas... or any wetlands adjacent to such waters". All such discharges must cease by January 1, 1997.

  . The Outer Continental Shelf (OCS) permit for the western Gulf of Mexico, covering oil and gas operations in federal waters (seaward of the Louisiana and Texas territorial seas) reissued in November 1992 and modified in December 1993. It is expected to be combined with an OCS general permit covering new sources at its next revision.

  . Permits for the territorial seas of Louisiana and Texas which were scheduled to be proposed in the spring of 1995. The most recent information from the EPA indicated the permits would be proposed in the spring of 1996. The territorial seas part of the Offshore Subcategory begins at the line of ordinary low water along the part of the coast which is in direct contact with the open sea, and extends out three nautical miles. These permits will cover both existing sources and new sources. All discharges in Louisiana state waters must comply with any more stringent requirements contained in Louisiana Water Quality Regulations, LAC 33.IX.7.708.

  The combined effect of all these regulations will closely approach a "zero discharge standard" affecting all waters except those of the OCS. Newpark and many industry participants believe that these permits may ultimately lead to a total prohibition of overboard discharge in the Gulf of Mexico.

  The Clean Air Act. The Clean Air Act provides for federal, state and local regulation of emissions of air pollutants into the atmosphere. Any modification or construction of a facility with regulated air emissions must be a permitted or authorized activity. The Clean Air Act provides for administrative and judicial enforcement against owners and operators of regulated facilities, including substantial penalties. In 1990, the Clean Air Act was reauthorized and amended, substantially increasing the scope and stringency of the Clean Air Act's regulations. The Clean Air Act has very little impact on Newpark's operations.

  Oil Pollution Act of 1990. The Oil Pollution Act of 1990 contains liability provisions for cleanup costs, natural resource damages and property damages resulting from discharges of oil into navigable waters, as well as substantial penalty provisions. The OPA also requires double hulls on all new oil tankers and barges operating in waters subject to the jurisdiction of the United States. All marine vessels operated by Newpark already meet this requirement.

  State Regulation. In 1986, the Louisiana Department of Natural Resources promulgated Order 29-B. Order 29-B contains extensive rules governing pit closure and the generation, treatment, storage, transportation and disposal of NOW. Under Order 29-B, onsite disposal of NOW is limited and is subject to stringent guidelines. If these guidelines cannot be met, NOW must be transported and disposed of offsite in accordance with the provisions of Order 29-B. Moreover, under Order 29-B, most, if not all, active waste pits must be closed or modified to meet regulatory standards; those pits that continue to be allowed may be used only for a limited time. A material number of these pits may contain sufficient concentrations of NORM to become subject to regulation by the DEQ. Rule 8 of the Texas Railroad Commission also contains detailed requirements for the management and disposal of NOW and Rule 94 governs the management and disposal of NORM. In addition, the Texas Legislature recently enacted a law that has established an Oilfield Cleanup Fund to be administered by the Texas Railroad Commission to plug abandoned wells if the Commission deems it necessary to prevent pollution, and to control or clean up certain oil and gas wastes that cause or are likely to cause pollution of surface or subsurface water.

  The Railroad Commission of Texas Rule 91 (16 TAC 3.91) became effective November 1, 1993. This rule regulates the cleanup of spills of crude oil and gas exploration and production activities including transportation by pipeline. In general, contaminated soils must be remediated to oil and grease content of less than 1%.

  Many states maintain licensing and permitting procedures for the construction and operation of facilities that emit pollutants into the air. In Texas, the Texas Natural Resource Conservation Commission (the "TNRCC") requires companies that emit pollutants into the air to apply for an air permit or to satisfy the conditions for an exemption. Newpark has obtained certain air permits and believes that it is exempt from obtaining other air permits at its facilities including its Port Arthur, Texas, NOW processing facility. Newpark met with the TNRCC and filed for an exemption in the fall of 1991. A subsequent renewal letter was filed in 1995. Based upon its feedback from the TNRCC, Newpark expects that it will continue to remain exempt. However, should it not remain exempt, Newpark believes that any remedial actions that the TNRCC may require with regard to non-exempt air emissions would not have a material adverse effect on the consolidated financial statements of Newpark.

  Other Environmental Laws. Newpark is subject to the Occupation Safety and Health Act that imposes requirements for employee safety and health and applicable state provisions adopting worker health and safety requirements. Moreover, it is possible that other developments, such as increasingly stricter environmental, safety and health laws, and regulations and enforcement policies thereunder, could result in substantial additional regulation of Newpark and could subject to further scrutiny Newpark's handling, manufacture, use or disposal of substances or pollutants. Newpark cannot predict the extent to which its operations may be affected by future enforcement policies as applied to existing laws or by the enactment of new statutes and regulations.

PROPERTIES

  With few exceptions, Newpark leases its principal facilities and certain equipment.

  Newpark's corporate offices in Metairie, Louisiana, are occupied at an annual rental of approximately $127,000 under a lease expiring in December 1997.

  Its NOW processing facility in Port Arthur, Texas, is occupied at a current annual rental of $168,000 under a lease which, as a result of Newpark's 1995 exercise of the first of three four-year renewal options, now expires in 1999. The facility, which is located on 2.9 acres near the Intracoastal Waterway, was constructed by the landowner to Newpark's specifications beginning late in 1990 and began operations in mid 1991.

  Newpark's NORM processing facility is also located in Port Arthur, Texas on 3 acres of leased land adjacent to the NOW facility. Annual property rentals are currently $37,000. The lease expires in July 1997 and has two five-year renewal options available. Newpark constructed the processing facility during 1994.

  Newpark owns two injection disposal sites in Jefferson County, Texas, one on 50 acres of land and the other on 400 acres. Seven wells are currently operational at these sites.

  Newpark maintains a fleet of 42 barges of which 21 are owned by Newpark, fifteen are on daily rental agreements, six are under 10-year lease terms and four are under 7-year lease terms. The barges are used to transport waste to processing stations and are certified for this purpose by the U. S. Coast Guard. Annual rentals under the barge leases totaled approximately $1,500,000 during 1995.

  Additional facilities are held under short-term leases with annual rentals aggregating approximately $800,000 during 1995. Newpark believes that its facilities are suitable for their respective uses and adequate for current needs.

  Newpark owns property leased to others and used as a marine repair facility occupying approximately 23 acres on an island in the Houston Ship Channel. In December 1993, the property was leased to a third party that also obtained the option to purchase the facility as part of the lease agreement. Early in 1994, Newpark entered into a new financing of the property.

  Newpark also owns 80 acres occupied as a sawmill facility near Batson, Texas. Newpark believes this facility is adequate for current production needs.

LEGAL PROCEEDINGS

  Newpark and its subsidiaries are involved in litigation and other claims or assessments on matters arising in the normal course of business. In the opinion of Newpark, any recovery or liability in these matters should not have a material effect on Newpark's consolidated financial statements.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table provides certain information regarding Newpark's current directors and executive officers:

                NAME             AGE              POSITION
                ----             ---              --------
      James D. Cole(1)            55 Chairman of the Board, President,
                                      and Chief Executive Officer
      William Thomas Ballantine   51 Executive Vice President and
                                      Director
      Matthew W. Hardey           43 Vice President of Finance and
                                      Chief Financial Officer
      Philip S. Sassower(1)(2)    56 Chairman of the Executive
                                      Committee and Director
      Dibo Attar(3)               56 Director
      William W. Goodson(2)(3)    81 Director
      David P. Hunt               55 Director
      Alan J. Kaufman(3)          58 Director
      James H. Stone(1)(2)(3)     70 Director

- --------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.

  James D. Cole joined Newpark in 1976, serving as Executive Vice President until May 1977, when he was elected President and Chief Executive Officer. Mr. Cole has served as a director since joining Newpark and was elected Chairman of the Board of Directors in April 1996.

  William Thomas Ballantine joined Newpark in December 1988, serving as Vice President of Operations, and was elected Executive Vice President in 1992. He was elected a Director of Newpark in October 1993.

  Matthew W. Hardey joined Newpark in May 1988 as Treasurer and Assistant Secretary and was elected Vice President of Finance and Chief Financial Officer in April 1991. From 1985 until joining Newpark, Mr. Hardey was employed in the commercial banking business.

  Philip S. Sassower served as Chairman of the Board of Newpark from December 1987 to April 1996, and, in April 1996, was elected Chairman of the Executive Committee of the Board of Directors. Mr. Sassower is also a general partner of BP Restaurants, L.P., and CIC Standby Ventures, L.P, and a member, the manager and the Chief Executive Officer of BP Acquisition L.L.C., the owner of a restaurant chain in the Southwest. Mr. Sassower also is a director and Chairman of the Finance Committee of Communication Intelligence Corporation, a company engaged in pen-based computer technologies.

  Dibo Attar is a business consultant to several domestic and international companies and has been a private investor for more than ten years. Mr. Attar also serves as Chairman of the Board of T.H. Lehman & Co., Inc., KTI, Inc. and Renaissance Entertainment Corp.

  William W. Goodson, who retired in 1983, served as Chairman of the Board of Directors of a Newpark subsidiary from 1982 to 1987. For more than five years prior thereto, he was President and Chief Operating Officer of the Newpark subsidiary engaged in the oilfield and environmental construction business, and other Newpark subsidiaries.

  David P. Hunt joined Newpark's Board of Directors in November 1995. Prior to joining Newpark and until his retirement in 1995, Mr. Hunt was employed by Consolidated Natural Gas Company for 32 years, having most recently served as President and Chief Executive Officer of New Orleans based CNG Producing Company, an oil and gas exploration and production company.

  Alan J. Kaufman has been engaged in the private practice of medicine since 1969. Dr. Kaufman is a neurosurgeon. Dr. Kaufman also is a director of Tesoro Petroleum Corporation.

  James H. Stone is Chairman of the Board and Chief Executive Officer of Stone Energy Corporation, which is engaged in oil and gas exploration. Mr. Stone also serves as a Director of Hibernia Corporation.

  Directors are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Executive officers are appointed by and serve at the discretion of the Board of Directors. No family relationships exist between any of the directors or officers of Newpark.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information with respect to the beneficial ownership of Newpark's outstanding Common Stock as of May 31, 1996, by (i) each director of Newpark, (ii) the three executive officers of Newpark who earned in excess of $100,000 in salary and bonus in 1995, and (iii) all directors and executive officers as a group. Newpark is not aware of any person who is the beneficial owner of more than five percent (5%) of its outstanding Common Stock. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned by such person, except to the extent that authority is shared by spouses under applicable law.

                                                              PERCENT OF CLASS
                                                    SHARES    -----------------
                                                 BENEFICIALLY PRIOR TO  AFTER
            NAME OF BENEFICIAL OWNER               OWNED(1)   OFFERING OFFERING
            ------------------------             ------------ -------- --------
Philip S. Sassower..............................    341,250     3.15%    2.46%
James D. Cole(2)................................    272,256     2.52%    1.97%
James H. Stone(3)...............................    252,225     2.33%    1.83%
Dibo Attar(4)...................................     95,552        *        *
Alan Kaufman(5).................................     89,250        *        *
Matthew W. Hardey...............................     39,398        *        *
Wm. Thomas Ballantine...........................     14,525        *        *
William W. Goodson..............................      5,250        *        *
David P. Hunt...................................      2,050        *        *
All directors and executive officers as a group
(9 persons).....................................  1,111,756    10.17%    7.98%

- --------
*  Indicates ownership of less than one percent.
(1) Includes shares which may be purchased upon the exercise of options which are exercisable as of May 31, 1996, or become exercisable within 60 days thereafter, for the following: Mr. Sassower--52,500 shares; Mr. Stone-- 15,750 shares; Mr. Attar--15,750 shares; Dr. Kaufman--15,750 shares; Mr. Ballantine--14,525 shares; Mr. Hardey--21,000 shares; and all directors and executive officers as a group--135,275 shares.
(2) Includes 73,584 shares held by four separate Trusts of which Mr. Cole is a Trustee and of which the beneficiaries are children of Mr. Cole. Mr. Cole disclaims ownership of the 73,584 shares held by the four Trusts.
(3) Includes 1,050 shares held in a trust of which the beneficiaries are children of Mr. Stone and 8,675 shares owned by the Stone Foundation. Mr. Stone disclaims beneficial ownership of such shares.
(4) Includes 63,000 shares owned by a Swiss corporation and 1,050 shares held be a fund over which Mr. Attar has investment power.
(5) Includes (i) 13,649 shares held in an IRA account for the benefit of Dr. Kaufman; (ii) 5,250 shares held in a Trust of which the beneficiaries are children of Dr. Kaufman; and (iii) 3,150 shares held by his spouse. Dr. Kaufman disclaims beneficial ownership of such shares.

                         DESCRIPTION OF CAPITAL STOCK

  Newpark's authorized capital stock consists of (i) 20,000,000 shares of Common Stock, $.01 par value per share; and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share. All outstanding shares of Common Stock are fully paid and nonassessable.

  The following summaries of certain provisions of the capital stock of Newpark do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of Newpark's Certificate of Incorporation and Bylaws.

COMMON STOCK

  As of May 31, 1996, there were 10,795,973 outstanding shares of Common Stock held by 4,125 holders of record. Each share of Common Stock has an equal and ratable right to receive dividends when, as and if declared by the Board of Directors out of assets legally available therefor and subject to the dividend obligations of Newpark to the holders of any preferred stock then outstanding. See "Dividend Policy".

  In the event of a liquidation, dissolution or winding up of Newpark, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after the payment of all liabilities and subject to any prior rights of any holders of preferred stock that at the time may be outstanding.

  The holders of Common Stock have no pre-emptive rights, conversion rights, redemption provisions or sinking fund provisions. Each share of Common Stock is entitled to one vote in the election of directors and on all matters submitted to a vote of stockholders. Stockholders are not entitled to cumulate votes in the election of directors and, therefore, holders of a majority of the outstanding shares of Common Stock can elect all the directors.

  The Common Stock offered hereby, when issued and sold as contemplated by this Prospectus, will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

  Preferred stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms (including sinking fund provisions), liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Newpark.

CERTAIN CHARTER PROVISIONS

  Newpark's Certificate of Incorporation provides that Newpark shall indemnify its officers and directors to the fullest extent permitted by Delaware law against claims arising out of their actions as officers or directors of Newpark. The Certificate of Incorporation also provides that, to the fullest extent permitted by law, Newpark's directors shall not be personally liable for monetary damages for breach of the director's fiduciary duty of care to Newpark or its stockholders. This provision does not eliminate the director's duty of care or eliminate a stockholder's right to seek equitable remedies such as an injunction or other forms of non-monetary relief. Each director will continue to be subject to liability for (i) breach of the director's duty of loyalty to Newpark or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;
(iii) improper declarations of dividends; and (iv) transactions from which the director derived an improper personal benefit. The provision also does not affect a director's responsibilities under any other law, such as the Federal securities laws or Federal or state environmental laws.

  Newpark also is authorized by its Certificate of Incorporation to purchase and maintain insurance for its officers and directors against claims arising out of their actions as officers or directors of Newpark, whether or not Newpark would have the power to indemnify such officers or directors for the claim under applicable law. Newpark currently does not maintain such insurance.

  Pursuant to the Certificate of Incorporation, Newpark has elected not to be governed by Section 203 of the Delaware General Corporation Law. Section 203 generally prevents a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) or its affiliates, unless (i) the transaction is approved by the board of directors of the corporation prior to such business combination; or (ii) the interested stockholder acquires 85% or the corporation's voting stock in the same transaction in which the stockholder exceeds 15%; or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company of New York.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting
Agreement dated       , 1996 (the "U.S. Underwriting Agreement"), the
underwriters named below (the "U.S. Underwriters"), for whom CS First Boston Corporation, Deutsche Morgan Grenfell/C. J. Lawrence Inc., The Robinson-Humphrey Company, Inc., and Jefferies & Company, Inc. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from Newpark the following respective numbers of U.S. Shares:

                                                                       NUMBER OF
                                                                         U.S.
                                UNDERWRITER                             SHARES
                                -----------                            ---------
      CS First Boston Corporation.....................................
      Deutsche Morgan Grenfell/C. J. Lawrence Inc.....................
      The Robinson-Humphrey Company, Inc..............................
      Jeffries & Company, Inc.........................................
                                                                       ---------
        Total......................................................... 2,550,000
                                                                       =========

  The U.S. Underwriting Agreement provides that the obligations of the U.S. Underwriters are subject to certain conditions precedent and the U.S. Underwriters will be obligated to purchase all of the U.S. Shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The U.S. Underwriting Agreement provides that in the event of a default by a U.S. Underwriter, in certain circumstances the purchase commitments of non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.

  Newpark has entered into a Subscription Agreement (the "Subscription Agreement") with the Managers of the International Offering (the "Managers") providing for the concurrent offer and sale of the International Shares outside the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

  Newpark has granted to the U.S. Underwriters an option, exercisable by CS First Boston Corporation and expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 450,000 additional shares from Newpark at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent that this option to purchase is exercised, each U.S. Underwriter and each Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the U.S. Underwriters and the Managers as the number of U.S. Shares set forth next to such U.S. Underwriter's name in the preceding table and as the number set forth next to such Manager's name in the corresponding table in the prospectus relating to the International Offering bears to the sum of the total number of shares of Common Stock in such tables.

  Newpark has been advised by the Representatives that the U.S. Underwriters propose to offer the U.S. Shares in the United States and Canada to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price
less a concession of $       per share, and the U.S. Underwriters and such
dealers may allow a discount of $        per share on sales to certain other
dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

  The public offering price, the aggregate underwriting discounts and commissions per share and per share concession and discount to dealers for the U.S. Offering and the concurrent International Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and Managers (the "Intersyndicate Agreement") relating to the Offering, changes in the public offering price, concession and discount to dealers will be made only upon the mutual agreement of CS First Boston Corporation, as representative of the U.S. Underwriters, and CS First Boston Limited ("CSFBL"), on behalf of the Managers.

  Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States or Canada or to any other dealer who does not so agree. Each of the Managers has agreed or will agree that, as part of the distribution of the International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction. "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or
(ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with purchase is located in the United States or Canada.

  Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed upon. the price of any shares so sold will be the public offering price, less such amount as may be mutually agreed upon by CS First Boston Corporation, as representative of the U.S. Underwriters, and CSFBL, on behalf of the Managers, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount appearing on the cover page of the Prospectus. Neither the U.S. Underwriters nor the Managers are obligated to purchase from the other any unsold shares of Common Stock.

  Newpark has agreed that it will not offer, sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of its Common Stock or securities convertible into or exchangeable for any shares of its Common Stock without the prior written consent of CS First Boston Corporation for a period of 90 days after the date of this Prospectus, except issuances of shares pursuant to employee benefit plans (including stock option plans) existing on the date hereof. In addition, directors and executive officers of Newpark have agreed for a period of 90 days after the date of this Prospectus, that they will not offer, sell or otherwise dispose of shares of Common Stock without the prior written consent of CS First Boston Corporation.

  Newpark has agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments that the U.S. Underwriters and the Managers may be required to make in respect thereof.

  Jefferies & Company, Inc. has acted as financial advisor to the Company in connection with the Acquisition and has been paid a fee of $75,000 for such financial advisory services. Jefferies & Company, Inc. will be paid an additional fee of $175,000 upon the consummation of the Acquisition.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the U.S. Shares in Canada is being made only on a private placement basis exempt from the requirement that Newpark prepare and file a prospectus with the securities regulatory authorities in each province where trades of U.S. Shares are effected. Accordingly, any resale of the U.S. Shares in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the U.S. Shares.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of U.S. Shares in Canada who receives a purchase confirmation will be deemed to represent to Newpark and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such U.S. Shares without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION AND ENFORCEMENT

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of U.S. Shares to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any U.S. Shares acquired by such purchaser pursuant to this Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17 a copy of which may be obtained from Newpark. Only one such report must be filed in respect of U.S. Shares acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

  Certain matters with respect to the validity of the shares of Common Stock offered hereby are being passed upon for Newpark by Ervin, Cohen & Jessup, Beverly Hills, California. Fulbright & Jaworski L.L.P., Houston, Texas, has acted as counsel to the Underwriters in connection with certain legal matters relating to this Offering. Fulbright & Jaworski L.L.P. acts as counsel to Newpark from time to time in various matters.

                                    EXPERTS

  The consolidated financial statements of Newpark as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus and incorporated by reference from Newpark's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and incorporated herein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The Statements of Net Assets of Campbell Wells' Marine NOW Service Business as of December 31, 1995 and 1994 and the related statements of operations for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
NEWPARK RESOURCES, INC.
Independent Auditor's Report..............................................  F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets at December 31, 1995 and 1994 and March 31,
   1996...................................................................  F-3
  Consolidated Statements of Income for each of the three years in the period ended December 31, 1995 and the three months ended March 31,
   1996 and 1995..........................................................  F-4
  Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1995 and the three months ended
   March 31, 1996.........................................................  F-5
  Consolidated Statements of Cash Flows for each of the three years in the period ended
   December 31, 1995 and the three months ended March 31, 1996 and 1995...  F-6
  Notes to Consolidated Financial Statements..............................  F-7
CAMPBELL WELLS, LTD.--MARINE NOW SERVICE BUSINESS
Independent Auditor's Report.............................................. F-18
Financial Statements:
  Statement of Net Assets at December 31, 1995 and 1994 and March 31,
   1996................................................................... F-19
  Statements of Operations for each of the three years in the period ended
   December 31, 1995 and the three months ended March 31, 1996 and 1995... F-20
  Notes to Financial Statements........................................... F-21

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  Newpark Resources, Inc.

  We have audited the accompanying consolidated balance sheets of Newpark Resources, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Newpark Resources, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

New Orleans, Louisiana
March 1, 1996

                            NEWPARK RESOURCES, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  DECEMBER 31,      MARCH 31,
                                                ------------------  ----------
                                                  1995      1994       1996
                                                --------  --------  ----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents..................... $  1,018  $  1,404   $  1,063
 Accounts and notes receivable, less allowance
  of $768 in 1995, $455 in 1994 and $762 in
  1996.........................................   39,208    21,450     39,091
 Inventories...................................   11,996     7,099      8,923
 Other current assets..........................    4,088     1,544      4,189
                                                --------  --------   --------
  Total current assets.........................   56,310    31,497     53,266
Property, plant and equipment, at cost, net of
 accumulated depreciation......................   85,461    67,630     90,996
Cost in excess of net assets of purchased
 businesses, net of accumulated amortization...    4,340     4,403      4,325
Deferred tax assets............................       --     2,271         --
Investment in joint venture....................    1,094        --      1,609
Other assets...................................    5,542     4,955      5,844
                                                --------  --------   --------
                                                $152,747  $110,756   $156,040
                                                ========  ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable................................. $    169  $  1,796   $    119
 Current maturities of long-term debt..........    7,742     8,236      9,994
 Accounts payable..............................   11,664     5,022      7,828
 Accrued liabilities...........................    3,462     2,858      3,599
 Current taxes payable.........................    1,165        --        700
                                                --------  --------   --------
  Total current liabilities....................   24,202    17,912     22,240
Long-term debt.................................   46,724    28,892     46,907
Other non-current liabilities..................      285       253        285
Deferred taxes payable.........................    4,018        --      5,164
Commitments and contingencies (Note J).........       --        --         --
Stockholders' equity:
 Preferred Stock, $.01 par value, 1,000,000
  shares authorized, no shares outstanding.....       --        --         --
 Common Stock, $.01 par value, 20,000,000
  shares authorized, 10,634,177 shares
  outstanding in 1995, 10,485,074 in 1994 and
  10,694,974 in 1996...........................      105        99        106
 Paid-in capital...............................  144,553   134,252    145,162
 Retained earnings (deficit)...................  (67,140)  (70,652)   (63,824)
                                                --------  --------   --------
  Total stockholders' equity...................   77,518    63,699     81,444
                                                --------  --------   --------
                                                $152,747  $110,756   $156,040
                                                ========  ========   ========

          See accompanying Notes to Consolidated Financial Statements.

                            NEWPARK RESOURCES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     YEARS ENDED DECEMBER       THREE MONTHS
                                              31,              ENDED MARCH 31,
                                    -------------------------  ----------------
                                     1995     1994     1993     1996     1995
                                    -------  -------  -------  -------  -------
                                                                 (UNAUDITED)
Revenues..........................  $97,982  $79,632  $56,330  $26,767  $22,209
Operating costs and expenses:
 Costs of services provided.......   64,467   56,259   42,581   17,599   15,532
 Operating costs..................    9,414    7,277    6,557    2,359    2,288
                                    -------  -------  -------  -------  -------
                                     73,881   63,536   49,138   19,958   17,820
General and administrative
 expenses.........................    2,658    3,231    2,129      717      648
Provision for uncollectible
 accounts and notes receivable....      463      974      671       --       30
                                    -------  -------  -------  -------  -------
Operating income from continuing
 operations.......................   20,980   11,891    4,392    6,092    3,711
Interest income...................     (183)     (78)      --      (30)     (91)
Interest expense..................    3,740    2,660    1,274      907      889
Non-recurring expense.............      436       --       --       --       --
                                    -------  -------  -------  -------  -------
Income from continuing operations
 before provision for income
 taxes............................   16,987    9,309    3,118    5,215    2,913
Provision (benefit) for income
 taxes............................    4,751      (85)  (1,670)   1,899      423
                                    -------  -------  -------  -------  -------
Income from continuing operations.   12,236    9,394    4,788    3,316    2,490
Loss from discontinued operations.       --       --   (2,366)      --       --
                                    -------  -------  -------  -------  -------
   Net income.....................  $12,236  $ 9,394  $ 2,422  $ 3,316  $ 2,490
                                    =======  =======  =======  =======  =======
Weighted average shares
 outstanding......................   10,568   10,422    9,690   10,650   10,375
                                    =======  =======  =======  =======  =======
Income (loss) per common share:
 Continuing operations............  $  1.16  $   .90  $   .49  $   .31  $   .24
 Discontinued operations..........       --       --     (.24)      --       --
                                    -------  -------  -------  -------  -------
   Net income.....................  $  1.16  $   .90  $   .25  $   .31  $   .24
                                    =======  =======  =======  =======  =======


          See accompanying Notes to Consolidated Financial Statements.

                            NEWPARK RESOURCES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)
      (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 IS UNAUDITED)

                                                             RETAINED
                                             COMMON PAID-IN  EARNINGS
                                             STOCK  CAPITAL  (DEFICIT)   TOTAL
                                             ------ -------- ---------  -------
Balance, January 1, 1993....................  $ 91  $128,035 $(82,468)  $45,658
 Employee stock options.....................    --       136       --       136
 Stock sale.................................     7     5,130       --     5,137
 Net income.................................    --        --    2,422     2,422
                                              ----  -------- --------   -------
Balance, December 31, 1993..................    98   133,301  (80,046)   53,353
 Employee stock options.....................     1       950       --       951
 Other......................................    --         1       --         1
 Net income.................................    --        --    9,394     9,394
                                              ----  -------- --------   -------
Balance, December 31, 1994..................    99   134,252  (70,652)   63,699
 Employee stock options.....................     1     1,582       --     1,583
 Stock dividend.............................     5     8,719   (8,724)       --
 Net income.................................    --        --   12,236    12,236
                                              ----  -------- --------   -------
Balance, December 31, 1995..................   105   144,553  (67,140)   77,518
                                              ----  -------- --------   -------
 Employee stock options.....................     1       609       --       610
 Net income.................................    --        --    3,316     3,316
                                              ----  -------- --------   -------
Balance, March 31, 1996.....................  $106  $145,162 $(63,824)  $81,444
                                              ====  ======== ========   =======


          See accompanying Notes to Consolidated Financial Statements.

                            NEWPARK RESOURCES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                          THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,          MARCH 31,
                              --------------------------  --------------------
                                1995     1994     1993      1996       1995
                              --------  -------  -------  ---------  ---------
                                                              (UNAUDITED)
Cash flows from operating
 activities:
Net income................... $ 12,236  $ 9,394  $ 2,422    $ 3,316    $ 2,490
Adjustments to reconcile net
 income to net cash provided
 by continuing operations:
 Depreciation and
  amortization...............    9,967    7,370    5,929      2,818      2,335
 Provision for doubtful
  accounts...................      463      974      671         --         30
 Provision (benefit) from
  deferred income taxes......    3,217     (200)  (1,700)     1,146        423
 Loss (gain) on sales of
  assets.....................       80       (9)    (237)       (41)        (2)
Change in assets and
 liabilities net of effects
 of acquisitions:
 (Increase) decrease in
  accounts and notes
  receivable.................  (17,129)  (3,723)  (2,513)        42     (4,137)
 (Increase) decrease in
  inventories................   (4,897)     739   (3,418)     2,575        907
 (Increase) decrease in other
  assets.....................   (1,536)  (1,839)    (211)      (403)    (1,068)
 Increase (decrease) in
  accounts payable...........    2,577     (677)     282     (4,807)     1,222
 Increase (decrease) in
  accrued liabilities and
  other......................    2,096     (937)   1,413       (397)      (298)
                              --------  -------  -------  ---------  ---------
  Net cash provided by
   operating activities......    7,074   11,092    2,638      4,249      1,902
                              --------  -------  -------  ---------  ---------
Cash flows from investing
 activities:
 Capital expenditures........  (23,989) (23,149)  (9,690)    (7,544)    (2,597)
 Disposal of property, plant
  and equipment..............      564       97      124      1,136         11
 Investment in joint
  ventures...................   (1,094)      --       --       (515)        --
 Payments received on notes
  receivable.................      249       30      144         75         --
 Advances on notes
  receivable.................     (227)  (1,000)      --         --         --
 Proceeds from sale of net
  assets of discontinued
  operations.................       --      661       --         --         --
 Other.......................       --       --      (79)        --         --
 Decrease in net assets of
  discontinued operations....       --       --      722         --         --
                              --------  -------  -------  ---------  ---------
  Net cash used in investing
   activities................  (24,497) (23,361)  (8,779)    (6,848)    (2,586)
                              --------  -------  -------  ---------  ---------
Cash flows from financing
 activities:
 Net borrowings on lines of
  credit.....................   20,796      492    1,720      3,201      2,866
 Principal payments on notes
  payable, capital lease
  obligations and long-term
  debt.......................  (20,170) (10,109)  (4,825)    (2,525)    (3,337)
 Proceeds from issuance of
  debt.......................   14,828   21,167    9,728      1,358        223
 Proceeds from conversion of
  stock options..............    1,266      897      136        610        299
 Other.......................      317       55       --         --         --
                              --------  -------  -------  ---------  ---------
  Net cash provided by
   financing activities......   17,037   12,502    6,759      2,644         51
                              --------  -------  -------  ---------  ---------
Net (decrease) increase in
 cash and cash equivalents...     (386)     233      618         45       (633)
Cash and cash equivalents at
 beginning of year...........    1,404    1,171      553      1,018      1,404
                              --------  -------  -------  ---------  ---------
Cash and cash equivalents at
 end of year................. $  1,018  $ 1,404  $ 1,171  $   1,063  $     771
                              ========  =======  =======  =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                            NEWPARK RESOURCES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Principles of Consolidation. Newpark Resources, Inc. ("Newpark" or the "Company") provides comprehensive environmental management and oilfield construction services to the oil and gas industry in the Gulf Coast region, principally Louisiana and Texas. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions are eliminated in consolidation.

  Basis of Presentation. Newpark's interim financial statements as of March 31, 1995 and 1996 include all adjustments which, in the opinion of management, are necessary in order to make a fair presentation of such financial statements. All such adjustments are of a normal recurring nature. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996.

  Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents. All highly liquid investments with a remaining maturity of three months or less at the date of acquisition are classified as cash equivalents.

  Fair Value Disclosures. Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments", requires the disclosure of the fair value of all significant financial instruments. The estimated fair value amounts have been developed based on available market information and appropriate valuation methodologies. However, considerable judgment is required in developing the estimates of fair value. Therefore, such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. After such analysis, management believes the carrying values of the Company's significant financial instruments (consisting of cash and cash equivalents, receivables, payables and long-term debt) approximate fair values at March 31, 1996.

  Inventories. Inventories are stated at the lower of cost (principally average and first-in, first-out) or market. The cost of lumber and related supplies for board roads is amortized on the straight-line method over their estimated useful life of approximately one year.

  Depreciation and Amortization. Depreciation of property, plant and equipment, including interlocking board road mats, is provided for financial reporting purposes on the straight-line method over the estimated useful lives of the individual assets which range from three to thirty years. For income tax purposes, accelerated methods of depreciation are used.

  During the year ended December 31, 1993, the Company made a change in the estimated service lives of its board road mats from five years to seven years. The new lives were adopted to recognize the longer service life provided by the mats. The effect of the change for the year ended December 31, 1993 was to increase income from continuing operations $1,175,000 ($0.12 per share).

  The cost in excess of net assets of purchased businesses ("excess cost") is being amortized on a straight-line basis over forty years, except for $2,211,000 relating to acquisitions prior to 1971 that is not being amortized. Management of Newpark periodically reviews the carrying value of the excess cost in relation to the current and expected operating results of the businesses which benefit therefrom in order to assess whether there has been a permanent impairment of the excess cost of the net purchased assets. Accumulated amortization on excess cost was $437,000 and $374,000 at December 31, 1995 and December 31, 1994, respectively.

  Revenue Recognition. Revenues from certain contracts, which are typically of short duration, are reported as income on a percentage-of-completion method. Contract revenues are recognized in the proportion that costs incurred bear to the estimated total costs of the contract. When an ultimate loss is anticipated on a contract, the entire estimated loss is recorded. Included in accounts receivable are unbilled revenues in the amounts of $8,600,000 and $2,674,000 at December 31, 1995 and December 31, 1994, respectively, all of which are due within a one year period.

  Income Taxes. Income taxes are provided using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes". Under this method, deferred income taxes are recorded based upon differences between the financial reporting and income tax basis of assets and liabilities and are measured using the enacted income tax rates and laws that will be in effect when the differences are expected to reverse.

  Non-Recurring Expense. Results for the year ended December 31, 1995 include $436,000 of non-recurring costs associated with a proposed merger which was not completed.

  Interest Capitalization. For the years ended December 31, 1995, 1994 and 1993, the Company incurred interest cost of $4,198,000, $2,805,000 and $1,359,000, respectively, of which $458,000, $145,000 and $85,000, respectively, was capitalized on qualifying construction projects. For the three months ended March 31, 1996 and 1995 (unaudited), the Company incurred interest cost of $2,125,000 and $945,000, respectively, of which $218,000 and $56,000, respectively, was capitalized.

  Income Per Share. Income per share amounts are based on the weighted average number of shares outstanding during the respective period and exclude the negligible dilutive effect of shares issuable in connection with all stock plans. All per share and weighted average share amounts have been restated to give retroactive effect to a 5% stock dividend declared and paid during 1995.

  New Accounting Standards. During 1995, SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" was issued. SFAS No. 121 establishes accounting standards for recording the impairment of long-lived assets, certain identifiable intangibles, goodwill and assets to be disposed of. The Company's adoption of SFAS No. 121 effective for 1996 did not have a material impact on the Company's consolidated financial statements.

  In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation", was issued and effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share.

  Reclassifications. Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

B. DISCONTINUED OPERATIONS

  On December 30, 1993, the operations of the Company's marine service subsidiary were sold to an unrelated third party for their estimated net book value of $1,135,000, of which $661,000 was received in cash during 1994 and a short term note was issued for the remainder. The Company leased the facility and certain equipment to the new operator through June 30, 1996, with an option to purchase these assets at specified times during the lease term. The new operator has notified Newpark of its intent to exercise the purchase option before the expiration of the lease term. Newpark also agreed to make available certain short-term financing of up to $1.6 million through June 30, 1996, with annual interest at 7%, secured by, among other items, certain assets of the third party and the personal guarantee of one of its principals. Advances related to this financing arrangement amounted to $1.6 million at March 31, 1996 (unaudited), $1.6 million at December 31, 1995 and $1.4 million at December 31, 1994. Revenue of the marine repair business was $16,251,000 for the year ended December 31, 1993.

C. INVENTORIES

  The Company's inventories at December 31, 1995 and 1994 are summarized as follows (in thousands of dollars):

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1995    1994
                                                                 ------- ------
      Raw materials and supplies (including logs and board road
       lumber).................................................  $11,641 $6,752
      Finished goods...........................................      355    347
                                                                 ------- ------
                                                                 $11,996 $7,099
                                                                 ======= ======

D. PROPERTY, PLANT AND EQUIPMENT

  The Company's investment in property, plant and equipment at December 31, 1995 and 1994 is summarized as follows (in thousands of dollars):

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
      Land.................................................. $  5,072  $  4,273
      Buildings and improvements............................   30,172    19,554
      Machinery and equipment...............................   90,448    77,353
      Other.................................................    2,537     2,208
                                                             --------  --------
                                                              128,229   103,388
      Less accumulated depreciation.........................  (42,768)  (35,758)
                                                             --------  --------
                                                             $ 85,461  $ 67,630
                                                             ========  ========

  As further discussed in Note B., the former marine repair facility is currently held for lease and included in the above table. The cost of this facility totaled $19.9 million at December 31, 1995 and December 31, 1994, with related accumulated depreciation at $6.3 million and $5.6 million, respectively. The principal components of the cost of this facility include land of $3.1 million, buildings and improvements of $9.8 million and machinery and equipment of $6.4 million. Rentals received were $1.6 million in each of 1995 and 1994.

E. CREDIT ARRANGEMENTS AND LONG-TERM DEBT

  Credit arrangements and long-term debt consisted of the following (in thousands of dollars):

                                                               DECEMBER 31,
                                                              ----------------
                                                               1995     1994
                                                              -------  -------
Bank-line of credit.........................................  $18,378  $ 8,767
Bank-term note..............................................   25,000       --
Assets subject to lease, financed through 2001 with an
 interest rate of 10.1%.....................................    8,075    8,558
Interim construction credit agreement.......................      482       --
Acquisition financing due in 1996 with an interest rate of
 8%.........................................................      327      743
Bank-inventory line of credit...............................       --    1,796
Term financing of board road mats...........................       --    8,730
Term financing of barges....................................       --    2,814
Other, principally installment notes secured by machinery
 and equipment payable through 2000 with interest at 3.3% to
 13.5%......................................................    2,373    7,516
                                                              -------  -------
                                                               54,635   38,924
Less: current maturities of long-term debt..................   (7,911)  (8,236)
  current maturities of lines of credit.....................       --   (1,796)
                                                              -------  -------
Long-term portion...........................................  $46,724  $28,892
                                                              =======  =======

  The Company maintains a $60.0 million bank credit facility with $25.0 million in the form of a revolving line of credit commitment and the remaining $35.0 million in a term note. The line of credit is secured by a pledge of accounts receivable and certain inventory. It bears interest at either a specified prime rate (8.5% at December 31, 1995 and 8.25% at March 31, 1996) or the LIBOR rate (5.63% at December 31, 1995 and 5.44% at March 31, 1996) plus a spread which is determined quarterly based upon the ratio of the Company's funded debt to cash flow. The average interest rate for the year ended December 31, 1995 was 8.56%. The line of credit requires monthly interest payments and matures on December 31, 1998. At December 31, 1995, $6.3 million of letters of credit were issued and outstanding and $18.4 million had been borrowed. At March 31, 1996 (unaudited), $5.8 million of letters of credit were issued and outstanding and $11.6 million had been borrowed, leaving $19.2 million available for cash advances under the line of credit. The term note was used to refinance existing debt and requires monthly interest installments and seventeen equal quarterly principal payments which commenced March 31, 1996. The term note bears interest at the Company's option of either a specified prime rate or the LIBOR rate, plus a spread which is determined quarterly based upon the ratio of the Company's funded debt to cash flow. The average interest rate for the year ended December 31, 1995 was 8.40%. The credit facility requires that the Company maintain certain specified financial ratios and comply with other usual and customary requirements. The Company was in compliance with the agreement at December 31, 1995 and at March 31, 1996.

  On December 1, 1995, the Company entered into an interim construction credit agreement in an aggregate amount not to exceed $1,840,000 for the construction of an office building for two of its subsidiaries. The outstanding balance of this credit agreement was $482,000 at December 31, 1995 and $1.8 million at March 31, 1996 (unaudited). The agreement provides for an interest rate of 8.75% during construction. At the completion of construction, the interim construction credit agreement will be converted to a term loan. The term loan will require monthly principal and interest payments to fully amortize the amount over 10 years. The term note will bear a fixed interest rate of 2.25% per annum in excess of the treasury rate in effect on the date the term loan is signed.

  Maturities of Long-Term Debt are $7,911,000 in 1996, $7,438,000 in 1997, $26,067,000 in 1998, $7,638,000 in 1999, $4,941,000 in 2000 and $640,000
thereafter.

F. INCOME TAXES

  The provision for income taxes charged to continuing operations (income taxes related to discontinued operations for 1993 were not segregated as the amounts were immaterial) is almost exclusively U. S. Federal tax as follows (dollars in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                       1995    1994     1993
                                                      ------   -----   -------
      Current tax expense............................ $1,534   $ 115   $    30
      Deferred tax expense (benefit).................  3,217    (200)   (1,700)
                                                      ------   -----   -------
      Total provision (benefit)...................... $4,751   $ (85)  $(1,670)
                                                      ======   =====   =======

  The deferred tax expense (benefit) includes a decrease in the valuation allowance for deferred tax assets of $1,700,000, $3,129,000, and $2,407,000 for 1995, 1994 and 1993, respectively.

                                                       YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1995       1994      1993
                                                     -----      -----     -----
Income tax expense at statutory rate...............   34.0 %     34.0 %    34.0 %
Non-deductible portion of business expense.........    1.4       (2.5)      1.6
Tax benefit of NOL utilization.....................  (10.0)     (33.6)    (90.1)
Other..............................................    2.6        1.2       0.9
                                                     -----      -----     -----
Total income tax expense (benefit).................   28.0 %     (0.9)%   (53.6)%
                                                     =====      =====     =====

  For federal income tax return purposes, the Company has net operating loss carryforwards ("NOLs") of $22,835,000 (net of amounts disallowed pursuant to IRC Section 382) that, if not used, will expire in 1998 through 2009. The Company also has $1,592,000 of alternative minimum tax credit carryforwards available to offset future regular income taxes subject to certain limitations. Substantially all of these carryforwards have been recognized for financial reporting purposes.

  Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities are as follows (dollars in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              --------  -------
      Deferred tax assets:
        Net operating losses.................................  $ 8,696  $ 9,893
        Alternative minimum tax credits......................    1,592      295
        All other............................................      398      444
                                                              --------  -------
          Total deferred tax assets..........................   10,686   10,632
        Valuation allowance..................................     (236)    (967)
                                                              --------  -------
          Net deferred tax assets............................ $ 10,450  $ 9,665
                                                              --------  -------
      Deferred tax liabilities:
        Depreciation......................................... $  8,767  $ 6,244
        Amortization.........................................    1,823    1,074
        All other............................................    1,177      447
                                                              --------  -------
          Total deferred tax liabilities.....................   11,767    7,765
                                                              --------  -------
          Total net deferred tax (liabilities) assets........ $(1,317)  $ 1,900
                                                              ========  =======

  Under SFAS No. 109, a valuation allowance must be established to offset a deferred tax asset if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. At December 31, 1994, the Company evaluated the available evidence and believed that it was more likely than not that a portion of the deferred tax asset would not be realized. A valuation allowance was recorded in the financial statements to offset NOLs which the Company believed would not be utilized. At December 31, 1994, the Company recorded a net deferred tax asset of $1,900,000, of which $2,271,000 was recorded in non-current assets and $371,000 was recorded in current accrued liabilities, the realization of which was dependent on the Company's ability to generate taxable income in future periods. The Company believed that its estimate of future earnings based on contracts in place, the overall improved gas market and its prior earnings trend supported the recorded net deferred tax asset.

  At December 31, 1995, the deferred tax liabilities of the consolidated group exceeded the deferred tax assets, therefore a deferred tax benefit was recorded for the full amount of the remaining federal NOLs. The valuation allowance recorded at December 31, 1995 relates to certain state NOLs which have not to date been recognized for financial reporting purposes. At December 31, 1995, the Company has recorded a net deferred tax liability of $1,317,000, of which $2,701,000 has been recorded in other current assets and $4,018,000 has been recorded as long-term deferred taxes payable.

G. PREFERRED STOCK

  The Company has been authorized to issue up to 1,000,000 shares of Preferred Stock, $.01 par value, none of which are issued or outstanding at March 31, 1996.

H. COMMON STOCK AND STOCK OPTIONS

  Changes in outstanding Common Stock for the three years ended December 31, 1995, 1994, and 1993 were as follows (in thousands of shares):

                                                        YEARS ENDED DECEMBER 31,
                                                        -------------------------
                                                          1995    1994    1993
                                                        -------- ----------------
Outstanding, beginning of year.........................    9,986   9,858   9,130
Shares issued in exchange for extinguishment of debt...       --      --     700
Dividend shares issued.................................      505      --      --
Shares issued upon exercise of options.................      143     128      28
                                                        -------- ------- -------
Outstanding, end of year...............................   10,634   9,986   9,858
                                                        ======== ======= =======

  The Amended and Restated Newpark Resources, Inc. 1988 Incentive Stock Option Plan (the "1988 Plan") was adopted by the Board of Directors on June 22, 1988 and thereafter was approved by the stockholders. The 1988 Plan was amended at various times by the Board of Directors and stockholders to increase the number of shares of Common Stock issuable thereunder to the current level of 1,050,000 shares. An option may not be granted for an exercise price less than the fair market value on the date of grant and may have a term of up to ten years.

  Stock option transactions for the 1988 Plan for the three years ended December 31, 1995, 1994 and 1993 are summarized below:

                                              YEARS ENDED DECEMBER 31,
                                        ---------------------------------------
                                            1995          1994         1993
                                        ------------  ------------  -----------
Outstanding, beginning of year.........      374,981       303,149      215,191
Options granted........................      387,000       191,000      117,500
Dividend options granted...............       32,610            --           --
Options exercised......................      (87,667)     (119,168)     (27,542)
Options canceled.......................      (22,166)           --       (2,000)
                                        ------------  ------------  -----------
Outstanding, end of year...............      684,758       374,981      303,149
                                        ============  ============  ===========
Option price per share:
Outstanding, end-of-year............... $3.80-$18.88  $3.00-$18.75  $3.00-$9.25

  At December 31, 1995 and December 31, 1994, the total number of outstanding exercisable options were 145,979 and 54,144, respectively.

  The 1992 Directors' Stock Option Plan (the "1992 Directors' Plan") was adopted on October 21, 1992 by the Compensation Committee and was approved by the stockholders in 1993.

  The purpose of the 1992 Directors' Plan was to provide two directors ("Optionees") additional compensation for their services to Newpark and to promote an increased incentive and personal interest in the welfare of Newpark by such directors. The Optionees were each granted a stock option to purchase 52,500 shares of Common Stock at an exercise price of $8.33 per share, the fair market value of the Common Stock on the date of grant, for a term of ten years. No additional options may be granted under the Directors' Plan. At December 31, 1995, 52,500 options had been exercised under this plan.

  The 1993 Non-Employee Directors' Stock Option Plan (the "1993 Non-Employee Directors' Plan") was adopted on September 1, 1993 by the Board of Directors and was approved by the stockholders in 1994.

  The 1993 Non-Employee Directors' Plan is intended to allow each non-employee director of Newpark to purchase 15,750 shares of Common Stock. Non-employee directors are not eligible to participate in any other stock option or similar plan currently maintained by Newpark. The purpose of the 1993 Non-Employee Directors' Plan is to promote an increased incentive and personal interest in the welfare of Newpark by those individuals who are primarily responsible for shaping the long-range plans of Newpark, to assist Newpark in attracting and retaining on the Board persons of exceptional competence and to provide additional incentives to serve as a director of Newpark.

  Upon the adoption of the 1993 Non-Employee Directors' Plan, the five non-employee directors then serving were each granted a stock option to purchase 15,750 shares of Common Stock at an exercise price of $8.57 per share, the fair market value of the Common Stock on the date of grant. In addition, each new Non-Employee Director, on the date of his or her election to the Board of Directors, automatically will be granted a stock option to purchase 15,750 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The determination of fair market value of the Common Stock is based on market quotations. On November 2, 1995, the Board of Directors adopted, subject to stockholder approval, amendments to the Non-Employee Directors' Plan to increase the maximum number of shares issuable thereunder from 157,500 to 210,000 and to provide for the automatic grant at five year intervals of additional stock options to purchase 10,500 shares of Common Stock to each non-employee director who continues to serve on the Board. At December 31, 1995, 15,750 options had been exercised under the 1993 Non-Employee Directors' Plan.

  On November 2, 1995, the Board of Directors adopted, subject to stockholder approval, the Newpark Resources, Inc. 1995 Incentive Stock Option Plan (the "1995 Plan"), pursuant to which the Compensation

Committee may grant incentive stock options and nonstatutory stock options to designated employees of Newpark. Initially, a maximum of 525,000 shares of Common Stock may be issued under the 1995 Plan, with such maximum number increasing on the last business day of each fiscal year of Newpark, commencing with the last business day of the fiscal year ending December 31, 1996, by a number equal to 1.25% of the number of shares of Common Stock issued and outstanding on the close of business on such date, with a maximum number of shares of Common Stock that may be issued upon exercise of options granted under the 1995 Plan being limited to 1,312,500.

I. SUPPLEMENTAL CASH FLOW INFORMATION

  During 1994, the Company's noncash transactions included the consummation of the sale of the operations of the Company's marine repair business for $661,000 in cash and a $400,000 note receivable.

  During 1993, the Company's noncash transactions included the issuance of 735,000 shares of the Company's common stock for extinguishment of certain notes payable issued in connection with the assets purchased from Quality Mill, Inc. and accrued liabilities incurred with the purchase of other fixed assets. Additionally, the Company sold property with a book value of $250,000 in exchange for $100,000 in cash and a $400,000 note receivable.

  Included in accounts payable and accrued liabilities at December 31, 1995, 1994 and 1993 were equipment purchases of $4,141,000, $774,000 and $933,000, respectively. Also included are notes payable for equipment purchases in the amount of $257,000 and $635,000 for 1995 and 1993, respectively. Included in accounts payable and accrued liabilities at March 31, 1996 and 1995 (unaudited) were equipment purchases of $1,040,000 and $419,000, respectively. Also included are notes payable for equipment purchases in the amount of $351,000 at March 31, 1996 (unaudited).

  Interest of $4,235,000, $2,713,000 and $1,912,000 was paid in 1995, 1994 and
1993, respectively, and interest of $986,000 and $892,000 was paid during the three months ended March 31, 1996 and 1995 (unaudited), respectively. Income taxes of $51,000, $90,200 and $82,000 were paid in 1995, 1994 and 1993, respectively, and income taxes of $1,218,000 were paid during the three months ended March 31, 1996 (unaudited). No income taxes were paid during the three months ended March 31, 1995.

J. COMMITMENTS AND CONTINGENCIES

  Newpark and its subsidiaries are involved in litigation and other claims or assessments on matters arising in the normal course of business. In the opinion of management, any recovery or liability in these matters will not have a material adverse effect on Newpark's consolidated financial statements.

  During 1992, the State of Texas assessed additional sales taxes for the years 1988-1991. The Company has filed a petition for redetermination with the Comptroller of Public Accounts. The Company believes that the ultimate resolution of this matter will not have a material adverse effect on the consolidated financial statements.

  In the normal course of business, in conjunction with its insurance programs, the Company has established letters of credit in favor of certain insurance companies in the amount of $2,000,000 at March 31, 1996 (unaudited), and $2,825,000 at December 31, 1995 and December 31, 1994. At December 31, 1995 and March 31, 1996 (unaudited), the Company had outstanding guaranty obligations totaling $469,000 and $453,000, respectively, in connection with facility closure bonds issued by an insurance company.

  Since May 1988, the Company has held the exclusive right to use a patented prefabricated mat system with respect to the oil and gas exploration and production industry within the State of Louisiana. On June 20, 1994, the Company entered into a new license agreement by which it obtained the exclusive right to use the same patented prefabricated mat system, without industry restriction, throughout the continental United States. The license agreement requires, among other things, that the company purchase a minimum of 20,000 mats annually through 2003. The Company has met this annual mat purchase requirement since the inception of the agreement. Any purchases in excess of that level may be applied to future annual requirements. The Company's annual commitment to maintain the agreement in force is currently estimated to be $4,600,000.

  At December 31, 1995 and March 31, 1996 (unaudited), the Company had outstanding a letter of credit in the amount of $3,816,000 issued to a state regulatory agency to assure funding for future site closure obligations at its NORM processing facility.

  The Company leases various manufacturing facilities, warehouses, office space, machinery and equipment and transportation equipment under operating leases with remaining terms ranging from one to ten years with various renewal options. Substantially all leases require payment of taxes, insurance and maintenance costs in addition to rental payments. Total rental expenses of continuing operations for all operating leases were $5,210,000, $4,049,000 and $4,226,000, in 1995, 1994 and 1993, respectively.

  Future minimum payments under noncancelable operating leases, with initial or remaining terms in excess of one year are: $1,683,000 in 1996; $1,192,000 in 1997; $924,000 in 1998; $859,000 in 1999; $781,000 in 2000; and $562,000
thereafter.

  Capital lease commitments are not significant.

K. BUSINESS AND CREDIT CONCENTRATION

  During 1995, one customer accounted for approximately 16% of total revenue ($15,890,000). In 1993 and 1994, the Company did not derive ten percent or more of its revenues from sales to any single customer.

  Export sales are not significant.

L. CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts and notes receivable.

  The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located throughout the Company's trade area and company policy is designed to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of these financial institutions which are considered in the Company's investment strategy.

  Concentrations of credit risk with respect to trade accounts and notes receivable are limited due to the large number of entities comprising the Company's customer base and, for notes receivable, the required collateral. The Company maintains an allowance for losses based upon the expected collectibility of accounts and notes receivable.

M. SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                     QUARTER ENDED
                                       -----------------------------------------
                                       MARCH 31 JUNE 30 SEPTEMBER 30 DECEMBER 31
                                       -------- ------- ------------ -----------
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1996:
Revenues.............................. $26,767
Operating income......................   6,092
Net income............................   3,316
Net income per share..................     .31
1995:
Revenues.............................. $22,209  $22,454   $24,793      $28,526
Operating income......................   3,711    4,789     5,529        6,951
Net income............................   2,490    3,206     2,700        3,840
Net income per share..................     .24      .30       .26          .36
1994:
Revenues.............................. $17,146  $19,396   $21,169      $21,921
Operating income......................   2,288    2,843     3,165        3,595
Net income............................   1,740    2,273     2,436        2,945
Net income per share..................     .17      .22       .23          .28

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors
Sanifill, Inc.

  We have audited the accompanying statements of net assets of the marine NOW service business of Campbell Wells, Ltd. (the "Acquired Business") as of December 31, 1995 and 1994, and the related statements of operations for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the management of Campbell Wells, Ltd. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the statements of net assets of the Acquired Business, as of December 31, 1995 and 1994, and the results of operations of the Acquired Business for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

New Orleans, Louisiana
June 6, 1996

               CAMPBELL WELLS, LTD.--MARINE NOW SERVICE BUSINESS

                            STATEMENTS OF NET ASSETS

                                                   DECEMBER 31,
                                               --------------------  MARCH 31,
                                                  1995      1994       1996
                                               ---------- --------- -----------
                                                                    (UNAUDITED)
PROPERTY AND EQUIPMENT
  Buildings and facilities.................... $  300,029 $ 105,258 $  327,949
  Equipment...................................  2,260,588   556,428  2,331,666
  Furniture and fixtures......................    289,997   241,155    358,948
  Vehicles....................................    539,130    74,799    626,850
  Leasehold improvements......................    226,867   194,699    289,152
                                               ---------- --------- ----------
                                                3,616,611 1,172,339  3,934,565
Less accumulated depreciation and
 amortization.................................  1,383,535   503,992  1,403,219
                                               ---------- --------- ----------
                                                2,233,076   668,347  2,531,346
CAPITAL LEASE OBLIGATION......................    468,311        --    444,439
                                               ---------- --------- ----------
NET ASSETS.................................... $1,764,765 $ 668,347 $2,086,907
                                               ========== ========= ==========


                 See accompanying notes to financial statements

               CAMPBELL WELLS, LTD.--MARINE NOW SERVICE BUSINESS

                            STATEMENTS OF OPERATIONS

                                                                  THREE MONTHS
                               YEARS ENDED DECEMBER 31          ENDED MARCH 31,
                         ----------------------------------- ----------------------
                            1995        1994        1993        1996        1995
                         ----------- ----------- ----------- ----------- ----------
                                                                  (UNAUDITED)
Revenues................ $18,837,073 $15,368,935 $10,966,968 $ 5,591,672 $3,609,391
Costs of operations.....  12,007,350   9,745,841   7,371,250   3,539,372  2,636,321
                         ----------- ----------- ----------- ----------- ----------
Gross profit............   6,829,723   5,623,094   3,595,718   2,052,300    973,070
Selling, general and
 administrative.........   1,945,619   1,627,348   1,393,359     488,806    412,618
                         ----------- ----------- ----------- ----------- ----------
Operating income........   4,884,104   3,995,746   2,202,359   1,563,494    560,452
Income taxes............   1,660,595   1,358,553     748,802     531,588    190,554
                         ----------- ----------- ----------- ----------- ----------
Net income.............. $ 3,223,509 $ 2,637,193 $ 1,453,557 $ 1,031,906 $  369,898
                         =========== =========== =========== =========== ==========



                 See accompanying notes to financial statements

               CAMPBELL WELLS, LTD.--MARINE NOW SERVICE BUSINESS

                         NOTES TO FINANCIAL STATEMENTS

A. BASIS OF PRESENTATION

  On June 5, 1996, Newpark Resources, Inc. ("Newpark") entered into an Asset Purchase and Lease Agreement with Sanifill, Inc. ("Sanifill") and Campbell Wells Ltd. ("Campbell Wells"), a wholly owned subsidiary of Sanifill, for the purchase and lease of certain marine related assets of the nonhazardous oilfield waste ("NOW") service business of Campbell Wells (the "Acquired Business"). If the transaction is consummated, Newpark will purchase substantially all of Campbell Wells non-landfarm assets and will assume leases associated with five transfer stations located along the Gulf Coast and three receiving docks at the landfarm facilities operated by Campbell Wells. The accompanying financial statements have been prepared from the historical books and records of Campbell Wells and present (1) the assets of the Acquired Business as of December 31, 1995 and 1994 and (2) the results of operations of the Acquired Business for the years ended December 31, 1995, 1994, and 1993. Since only certain net assets are being acquired, statements of financial position and cash flows of the marine related NOW service business are not applicable.

  The statements of operations may not necessarily be indicative of the results of operations that would have been realized had the Acquired Business been operated as a stand-alone entity or as an unaffiliated entity. The statements of operations include an allocation of selling, general and administrative expense based on a percentage of revenues. Campbell Wells believes this allocation is reasonable.

  As a wholly owned subsidiary of Sanifill, Campbell Wells maintained a noninterest-bearing intercompany account with Sanifill for recording the parent company's investment, intercompany charges for costs and expenses, and intercompany transfers of cash, among other transactions. It is not feasible to ascertain the portion of the intercompany account related solely to the Acquired Business, and, consequently, the amount of related interest expense or interest income which would have been recorded in the accompanying statements of operations had the intercompany account been interest-bearing.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment--Property and equipment are stated at cost, less accumulated depreciation. Expenditures for property and equipment and items which substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Depreciation is provided using the straight-line method in amounts considered sufficient to amortize the cost of the depreciable assets to operations over their estimated services lives. Leasehold improvements are amortized over the lives of the respective leases or their estimated service lives, whichever is shorter. Equipment leased under capital leases is amortized over the normal depreciation policy for owned assets. Depreciation expense for each of the three years in the period ended December 31, 1995 was approximately $194,000, $150,000 and $116,000, respectively. The periods used in determining depreciation and amortization follow:

                                        PERIOD
                                      -----------
Buildings and leasehold improvements  10-30 years
Vehicles and equipment                  3-7 years
Furniture and fixtures                  3-7 years

  Differences in useful lives are due to differences in lease terms or estimated lives for the different locations.

  Revenue Recognition--Revenues in the Acquired Business are primarily comprised of disposal and barge cleaning fees. Disposal revenue is recognized once the waste is unloaded at the disposal or transfer facility.

  Income Taxes--The operations of Campbell Wells and the Acquired Business were included in the consolidated U.S. federal income tax return of Sanifill, Inc. Campbell Wells, Ltd. assumed a federal tax rate of 34% of taxable income. The allocation did not distinguish between current and deferred income taxes. State income taxes were not material.

C. LEASE COMMITMENTS

  In the operation of the Acquired Business, Campbell Wells leases various barges and tug boats, machinery and equipment, and transfer facilities under operating leases with remaining terms ranging from one to five years with various renewal options. Substantially all leases require payment of taxes, insurance and maintenance costs in addition to rental payments. Total rental expenses for all operating leases were approximately $1,862,000, $2,245,000 and $2,011,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

  Future minimum payments under noncancelable operating leases with initial or remaining terms in excess of one year are $895,000 in 1996, $419,000 in 1994, $346,000 in 1998, $347,000 in 1999 and $237,000 in 2000.

  Property plant and equipment at December 31 includes the following amounts related to capital leases:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
Equipment leased under capital leases....................... $545,730  $118,658
Less accumulated depreciation...............................  (89,658)   (3,956)
                                                             --------  --------
                                                             $456,072  $114,702
                                                             ========  ========

  Depreciation expense provided on these assets was $85,702 and $3,956 during 1995 and 1994, respectively.

  The following is a schedule by years of future minimum lease payments under these capital leases together with the present value of the net minimum lease payments.

YEARS ENDED DECEMBER 31:
- ------------------------
   1996............................................................... $133,451
   1997...............................................................  133,451
   1998...............................................................  133,451
   1999...............................................................  128,604
   2000...............................................................   28,104
                                                                       --------
   Total minimum lease payments.......................................  557,061
   Less interest portion..............................................  (88,750)
                                                                       --------
   Present value of net minimum lease payments........................ $468,311
                                                                       ========

  The carrying value of the capital lease obligation approximates the fair value.

D. CONTINGENCIES

  Campbell Wells is involved in certain claims and litigation arising in the normal course of Acquired Business. In the opinion of Campbell Wells, the ultimate resolution of these matters will not have a material adverse effect on the financial statements of the Acquired Business.

E. MAJOR CUSTOMERS

  Revenue from various customers of the Acquired Business for the years ended December 31, 1995, 1994 and 1993, which amounted to 10% or more of total revenues were as follows:

                                         1995           1994           1993
                                    -------------- -------------- --------------
                                    AMOUNT PERCENT AMOUNT PERCENT AMOUNT PERCENT
                                    ------ ------- ------ ------- ------ -------
                                                   (IN THOUSANDS)
Customer A......................... $3,384  18.0%      --    --       --    --
Customer B.........................  2,170  11.5%  $1,625  10.5%      --    --
Customer C.........................  1,345   7.0%   1,618  10.5%  $1,731  15.0%

- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEWPARK OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSE-QUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NEWPARK SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
The Acquisition...........................................................   10
Price Range of Common Stock and Dividends.................................   12
Use of Proceeds...........................................................   13
Capitalization............................................................   13
Pro Forma Financial Information...........................................   14
Selected Historical Financial Data........................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   20
Business..................................................................   26
Management................................................................   41
Principal Stockholders....................................................   42
Description of Capital Stock..............................................   43
Underwriting..............................................................   45
Notice to Canadian Residents..............................................   47
Legal Matters.............................................................   47
Experts...................................................................   48
Index to Consolidated Financial Statements................................  F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                            Newpark Resources, Inc.

                               3,000,000 Shares

                                 Common Stock
                               ($.01 par value)


                                  PROSPECTUS


                                CS First Boston

                           Deutsche Morgan Grenfell

                             The Robinson-Humphrey
                                 Company, Inc.

                           Jefferies & Company, Inc.


- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                   SUBJECT TO COMPLETION, DATED JUNE   , 1996

                                3,000,000 Shares
                            Newpark Resources, Inc.
                                  Common Stock
                                ($.01 par value)

                                   --------

All the  shares of Common  Stock, $.01 par  value ("Common Stock"),  of Newpark
 Resources, Inc. ("Newpark" or the "Company") offered hereby are being sold by
  Newpark. Of the 3,000,000 shares of Common Stock being offered, 450,000 shares are initially being offered outside the United States and Canada
   (the  "International   Shares")  by  the   Managers  (the  "International
    Offering")  and  2,550,000  shares  are  initially  being  concurrently offered  in the  United States and  Canada (the  "U.S. Shares") by  the
     U.S.  Underwriters  (the  "U.S.  Offering"  and,  together  with  the
      International Offering,  the  "Offering"). The  offering  price and
       underwriting  discounts  and  commissions  of   the  International
       Offering and the U.S. Offering are identical.

 A  substantial portion of the  net proceeds of the  Offering will be used  to fund  the acquisition  of certain  assets  of Campbell  Wells, Ltd.  (the
     "Acquisition"). The closing of  the Offering will, occur concurrently with, and  is conditioned upon,  the closing of  the Acquisition.
                            See "The Acquisition".

    Newpark's Common Stock is  listed on the New  York Stock Exchange under the symbol "NR". On June 11, 1996, the reported last sale price of the  Common  Stock on  The New  York  Stock Exchange
                    Composite Tape was $36.875 per share.

                                   --------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
          WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS"
                             BEGINNING ON PAGE 8.

                                   --------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                            Underwriting
                                               Price to    Discounts and   Proceeds to
                                                Public      Commissions     Newpark(1)
                                            ------------  --------------- -------------
Per Share..................................     $              $              $
Total(2)...................................   $              $              $

(1) Before deduction of expenses payable by Newpark estimated at $           .
(2) Newpark has granted the Managers and the U.S. Underwriters an option, exercisable by CS First Boston Corporation for 30 days from the date of this Prospectus, to purchase a maximum of 450,000 additional shares to cover over-allotments of shares. If the option is exercised in full, the
    total Price to Public will be $        , Underwriting Discounts and
    Commissions will be $       , and Proceeds to Newpark will be $       .

                                   --------

  The International Shares are offered by the several Managers when, as and if issued by Newpark, delivered to and accepted by the Managers and subject to their right to reject orders in whole or in part. It is expected that the
International Shares will be ready for delivery on or about      , 1996.

CS First Boston                                        Deutsche Morgan Grenfell
The Robinson-Humphrey Company, Inc.                    Jefferies & Company, Inc.

                  The date of this Prospectus is      , 1996.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEWPARK OR ANY MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NEWPARK SINCE SUCH DATE.

  In this Prospectus, references to "dollars" and "$" are to United States dollars.

  IN CONNECTION WITH THIS OFFERING, CS FIRST BOSTON CORPORATION, ON BEHALF OF THE U.S. UNDERWRITERS AND THE MANAGERS, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 ------------

                               TABLE OF CONTENTS

                                        Page
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
The Acquisition.......................   10
Price Range of Common Stock and
 Dividends............................   12
Use of Proceeds.......................   13
Capitalization........................   13
Pro Forma Financial Information.......   14
Selected Historical Financial Data....   18
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations...........................   20
Business..............................   26

                                    Page
                                    ----
Management.........................  41
Principal Stockholders.............  42
Description of Capital Stock.......  43
Certain United States Tax
 Consequences to Non-United States
 Holders...........................  45
Subscription and Sale..............  48
Legal Matters......................  50
Experts............................  50
Available Information..............  50
Incorporation of Certain Documents
 by Reference......................  51
Index to Consolidated Financial
 Statements........................ F-1

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                    CERTAIN UNITED STATES TAX CONSEQUENCES
                         TO NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a holder of such stock that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is not intended to be exhaustive and is based on statutes, regulations, rulings and court decisions as currently in effect all of which may be changed either retroactively or prospectively. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder (including, for example, the fact that, in the case of a Non-United States Holder that is a partnership, the U.S. tax consequences of purchasing, holding and disposing of Common Stock may be affected by determinations made both at the partnership and the partner level) and applies only to Non-United States Holders that hold Common Stock as a capital asset. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK (INCLUDING SUCH INVESTOR'S STATUS AS A UNITED STATES PERSON OR NON-UNITED STATES HOLDER) AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

  For purposes of this discussion, "United States person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision thereof, or an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source. An alien individual generally is treated as a United States person for any calendar year if either (i) the individual is present in the United States 183 days or more during such calendar year or (ii) the individual is present in the United States at least 31 days during such calendar year and the sum of the number of days present during such calendar year, one-third the number of days present during the first preceding year and one-sixth the number of days present during the second preceding year is 183 or more.

DIVIDENDS

  Except as provided below with respect to the payment of dividends to certain partnerships, dividends paid to a Non-United States Holder generally will be subject to withholding of United States federal income tax at the rate of 30%, unless the withholding rate is reduced under an applicable income tax treaty between the United States and the country of tax residence of the Non-United States Holder. No U.S. withholding will apply if the dividend is effectively connected with a trade or business conducted within the United States by the Non-United States Holder (or, alternatively, where an income tax treaty applies, if the dividend is effectively connected with a permanent establishment maintained within the United States by the Non-United States Holder), but, instead, the dividend will be subject to the United States federal income tax on net income that applies to United States persons (and, with respect to corporate holders, may also be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty). A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or to otherwise claim a reduction in or exemption from withholding under the foregoing rules. A Non-United States Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may apply for a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the "Service").

  If the holder of Common Stock is a domestic or foreign partnership engaged in a United States trade or business, the partnership generally will be required to withhold tax on any effectively connected dividend includible in the distributive share of partnership income (the "Distributive Share") of a partner who is a non-United States Holder, whether or not distributed, at the highest applicable rate of United States taxation (currently, 39.6% for a non-corporate partner and 35% for a corporate partner). A domestic partnership will be

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

required to withhold tax at the 30% withholding tax rate (or applicable treaty rate) on any dividend includible in the Distributive Share of a partner that is a non-United States Holder that is not an effectively connected dividend, whether or not distributed. Different withholding requirements may apply to partnerships, the interests of which are publicly traded, and those partnerships are accordingly advised to consult their tax advisors.

GAIN ON DISPOSITION

  Subject to special rules described below, a Non-United States Holder generally will not be subject to United States federal income tax on gain recognized on a sale or other disposition of Common Stock unless the gain is effectively connected with a trade or business conducted within the United States by the Non-United States Holder (or, alternatively, where an income tax treaty applies, unless the gain is effectively connected with a permanent establishment maintained within the United States by the Non-United States Holder). Any such effectively connected gain would be subject to the United States federal income tax on net income that applies to United States persons (and, with respect to corporate holders, may also be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty). Such tax is not collected by withholding.

  In addition, an individual Non-United States Holder who holds Common Stock would generally be subject to tax at a 30% rate on any gain recognized on the disposition of such Common Stock if such individual is present in the United States for 183 days or more in the taxable year of disposition and either (i) has a "tax home" in the United States (as specifically defined for purposes of the United States federal income tax) or (ii) maintains an office or other fixed place of business in the United States and the income from the sale of the stock is attributable to such office or other fixed place of business. Individual Non-United States Holders may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates.

  Also, special rules apply to Non-United States Holders if the Company is or becomes a "United States real property holding corporation" for United States federal income tax purposes. The Company believes that it has not been, is not currently, and is not likely to become, a United States real property holding corporation. If the Company were a United States real property holding corporation, gain or loss on a sale of the Common Stock by any Non-United States Holder (other than, in most cases, a Non-United States Holder that owns or owned (directly or constructively) 5% or less of the Common Stock during the five-year period ending on the date of such sale) would be treated as income effectively connected with the conduct of a trade or business within the United States by the holder and subject to the net income tax described above.

UNITED STATES FEDERAL ESTATE TAXES

  Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the date of death, or Common Stock subject to certain lifetime transfers made by such an individual, will be included in such individual's estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise. Estates of nonresident aliens are generally allowed a credit that is equivalent to an exclusion of $60,000 of assets from the estate for United States federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-United States Holder resides.

  United States federal backup withholding tax (which, generally, is imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish information required under United States information reporting requirements) generally will not apply to dividends paid to a Non-United States Holder either at an address outside the United States (provided that the payor does not have actual knowledge that the

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

payee is a United States person) or if the dividends are subject to withholding at the 30% rate (or lower treaty rate). As a general matter, information reporting and backup withholding also will not apply to a payment of the proceeds of a sale of Common Stock by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that is a United States person, or by a foreign office of a foreign broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" as to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the holder certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption (and the broker has no actual knowledge to the contrary.) The backup withholding tax is not an additional tax and may be credited against the Non-United States Holder's United States federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information or appropriate claim for refund is filed with the Service.

NEW PROPOSED REGULATIONS

  The United States Treasury recently proposed new regulations regarding the withholding and information reporting rules discussed above. Among other changes, the proposed regulations would unify certification forms and procedures, require certification of residence to claim treaty benefits, clarify reliance standards, impose special withholding rules on payments made to foreign partnerships and make other changes affecting withholding agents and intermediaries. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                             SUBSCRIPTION AND SALE

  The institutions named below (the "Managers") have, pursuant to a
Subscription Agreement dated      , 1996 (the "Subscription Agreement"),
severally and not jointly, agreed with Newpark to subscribe and pay for the following respective numbers of International Shares as set forth opposite their names:

                                                                 NUMBER OF
                             MANAGER                        INTERNATIONAL SHARES
                             -------                        --------------------
      CS First Boston Limited..............................
      Morgan Grenfell & Co., Limited.......................
      The Robinson-Humphrey Company, Inc. .................
      Jefferies & Company, Inc.............................
                                                                  -------
         Total.............................................       450,000
                                                                  =======

  The Subscription Agreement provides that the obligations of the Managers are subject to certain conditions precedent and the Managers will be obligated to purchase all of the International Shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Subscription Agreement provides that, in the event of a default by a Manager, in certain circumstances the purchase commitments of the non-defaulting managers may be increased or the Subscription Agreement may be terminated.

  Newpark has entered into an Underwriting Agreement (the "Underwriting Agreement") with the U.S. Underwriters of the U.S. Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of the U.S. Shares in the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

  Newpark has granted to the Managers and the U.S. Underwriters an option, exercisable by CS First Boston Corporation the representative of the U.S. Underwriters, expiring at the close of business on the 30th day after the date of this Prospectus to purchase up to 67,500 additional shares at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent that this option to purchase is exercised, each Manager and each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the Managers and the U.S. Underwriters as the number of International Shares set forth next to such Manager's name in the preceding table and as the number set forth next to such U.S. Underwriter's name in the corresponding table in the Prospectus relating to the U.S. Offering bears to the sum of the total number of shares of Common Stock in such tables.

  Newpark has been advised by CS First Boston Limited, on behalf of the Managers, that the Managers propose to offer the International Shares outside the United States and Canada initially at the public offering price set forth on the cover page of this Prospectus and, through the Managers, to certain
dealers at such price less a commission of $   per share and that the Managers
and such dealers may reallow a commission of $   per share on sales to certain
other dealers. After the initial public offering, the public offering price and commission and reallowance may be changed by the Managers.

  The offering price and the aggregate underwriting discounts and commissions per share and per share commission and re-allowance to dealers for the International Offering and the concurrent U.S. Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and Managers (the "Intersyndicate Agreement") relating to the Offering, changes in the offering price, the aggregate underwriting discounts and

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

commissions per share and per share commission and reallowance to dealers will be made only upon the mutual agreement of CS First Boston Limited, on behalf of the Managers, and CS First Boston Corporation, on behalf of the U.S. Underwriters.

  Pursuant to the Intersyndicate Agreement, each of the Managers has agreed that, as part of the distribution of International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. Each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States and Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction. "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or
(ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

  Pursuant to the Intersyndicate Agreement, sales may be made between the Managers and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price less such amount agreed upon by CS First Boston Limited, on behalf of the Managers, and CS First Boston Corporation, as representative of the U.S. Underwriters, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the Managers or by the U.S. Underwriters may be more or less than the amount appearing on the cover page of this Prospectus. Neither the Managers nor the U.S. Underwriters are obligated to purchase from the other any unsold shares of Common Stock.

  Each of the Managers and the U.S. Underwriters severally represents and agrees that: (i) it has not offered or sold and prior to the date six months after the date of issue of the Common Stock will not offer or sell any Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

  Newpark has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of its Common Stock or securities convertible into or exchangeable or exercisable for any shares of its Common Stock without the prior written consent of CS First Boston Corporation for a period of 90 days after the date of this Prospectus, except issuances of shares pursuant to employee benefit plans (including stock option plans) existing on the date hereof. In addition, directors and officers of Newpark have agreed for a period of 90 days after the date of this Prospectus, that they will not offer, sell or otherwise dispose of shares of Common Stock without the prior written consent of CS First Boston Corporation.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  Newpark has agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Managers and the U.S. Underwriters may be required to make in respect thereof.

  Jefferies & Company, Inc. has acted as financial advisor to the Company in connection with the Acquisition and has been paid a fee of $75,000 for such financial advisory services. Jefferies & Company, Inc. will be paid an additional fee of $175,000 upon the consummation of the Acquisition.

                                 LEGAL MATTERS

  Certain matters with respect to the validity of the shares of Common Stock offered hereby are being passed upon for Newpark by Ervin, Cohen & Jessup, Beverly Hills, California. Fulbright & Jaworski L.L.P., Houston, Texas, has acted as counsel to the Underwriters in connection with certain legal matters relating to this Offering. Fulbright & Jaworski L.L.P. acts as counsel to Newpark from time to time in various matters.

                                    EXPERTS

  The consolidated financial statements of Newpark as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus and incorporated by reference from Newpark's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and incorporated herein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The Statements of Net Assets of Campbell Wells' Marine NOW Service Business as of December 31, 1995 and 1994 and the related statements of operations for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  Newpark is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained from the Public Reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and on the World Wide Web at "http://www.sec.gov". Newpark's Common Stock is traded on the New York Stock Exchange, and such reports and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

  Newpark has filed with the Commission a registration statement under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

entirety by such reference. Any interested parties may inspect the registration statement, without charge, at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and any interested parties may obtain copies of all or any part of the registration statement from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Newpark's Annual Report on Form 10-K for the year ended December 31, 1995 filed by Newpark with the Commission is incorporated by reference into this Prospectus.

  All documents filed by Newpark pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified, to constitute a part of this Prospectus.

  Newpark will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to Ms. Edah Keating, Corporate Secretary, Newpark Resources, Inc., 3850 North Causeway, Suite 1770, Metairie, Louisiana 70002, or by telephone at (504) 838-8222.

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the estimated expenses payable by the registrant in connection with the filing of this Form S-3 Registration
Statement:

   Securities and Exchange Commission registration fee................. $ 43,125
   NASD filing fee.....................................................   13,006
   New York Stock Exchange fee.........................................    1,500
   Blue Sky fees and expenses (including legal fees)...................    *
   Printing costs......................................................  150,000
   Legal fees..........................................................  400,000
   Accounting fees and expenses........................................  100,000
   Miscellaneous expenses..............................................    *
                                                                        --------
       Total........................................................... $  *
                                                                        ========

  --------
  *  To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware (the "GCL") permits a corporation to, and the registrant's bylaws require that it, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  As permitted under Section 145 of the GCL, the registrant's bylaws also provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  In addition, the indemnification provided by section 145 shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

  The registrant's Certificate of Incorporation (the "Certificate") provides that the registrant shall indemnify, to the fullest extent permitted by law, each of its officers, directors, employees and agents who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the registrant. The Certificate also provides that, to the fullest extent permitted by law, no director of the registrant shall be liable to the registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director.

  The Certificate also provides that the registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability incurred by such person in any such capacity, or arising out of his status as such, regardless of whether the registrant is empowered to indemnify such person under the provisions of law. Newpark does not currently maintain any such insurance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

      1.1 Underwriting Agreement.*
      2.1 Asset Purchase and Lease Agreement, dated June 5, 1996, among the registrant, Campbell Wells, Ltd. and Sanifill, Inc.
      2.2 Now Disposal Agreement, dated June 4, 1996, among Sanifill, Inc., Now
           Disposal Operating Co. and Campbell Wells, Ltd.
      4.1 Form of certificate representing shares of the registrant's Common
           Stock.(1)
      5.1 Opinion of Ervin, Cohen & Jessup.*
     23.1 Consent of Deloitte & Touche LLP.
     23.2 Consent of Ervin, Cohen & Jessup (included in Exhibit 5.1).*
     24.1 Powers of Attorney (set forth on Page II-4).
     27.1 Financial Data Schedule.

- --------
 * To be filed by amendment
(1) Incorporated by reference from the registrant's Registration Statement on Form S-1 (File No. 33-40716).

ITEM 17. UNDERTAKINGS

  A. The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Metairie, State of Louisiana on June 12 , 1996.

                                          NEWPARK RESOURCES, INC.

                                          By     /s/ James D. Cole
                                            James D. Cole, Chairman of the
                                             Board, President and Chief
                                             Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James D. Cole and Matthew W. Hardey, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
        /s/ James D. Cole            Chairman of the Board,          June 12, 1996
- ------------------------------------  President and Chief
           James D. Cole              Executive Officer


      /s/ Matthew W. Hardey          Vice President of Finance       June 12, 1996
- ------------------------------------  and Chief Financial Officer
         Matthew W. Hardey


    /s/ Wm. Thomas Balantine         Executive Vice President and    June 12, 1996
- ------------------------------------  Director
        Wm. Thomas Balantine


      /s/ Philip S. Sassower         Director                        June 12, 1996
- ------------------------------------
         Philip S. Sassower


          /s/ Dibo Attar             Director                        June 12, 1996
- ------------------------------------
             Dibo Attar


         /s/ W.W. Goodson            Director                        June 12, 1996
- ------------------------------------
           W. W. Goodson

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
        /s/ David P. Hunt            Director                        June 12, 1996
- ------------------------------------
           David P. Hunt


     /s/ Dr. Alan J. Kaufman         Director                        June 12, 1996
- ------------------------------------
        Dr. Alan J. Kaufman


        /s/ James H. Stone           Director                        June 12, 1996
- ------------------------------------
           James H. Stone

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                        DESCRIPTION                             PAGE
 -------                       -----------                         ------------
   1.1   Underwriting Agreement*
   2.1   Asset Purchase and Lease Agreement, dated June 5, 1996,
          among the registrant, Campbell Wells, Ltd. and
          Sanifill, Inc.
   2.2   Now Disposal Agreement, dated June 4, 1996, among
          Sanifill, Inc., Now Disposal Operating Co. and
          Campbell Wells, Ltd.
   4.1   Form of certificate representing shares of the
          registrant's Common Stock(1)
   5.1   Opinion of Ervin, Cohen & Jessup*
  23.1   Consent of Deloitte & Touche LLP
  23.2   Consent of Ervin, Cohen & Jessup (included in Exhibit
          5.1)*
  24.1   Powers of Attorney (set forth on Page II-4)
  27.1   Financial Data Schedule

- --------
 * To be filed by amendment.
(1) Incorporated by reference from the registrant's Registration Statement on Form S-1 (File No. 33-40716).